SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [   ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

THE CLOROX COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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  ________________________________________________________________________________

THE CLOROX COMPANY

Notice of 2001 Annual Meeting

Proxy Statement
and
Annual Financial Statements

Annual Meeting of

Stockholders

November 28, 2001

THE CLOROX COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 28, 2001

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (the “Company”), will be held at 9:00 A.M. on Wednesday, November 28, 2001, at the offices of the Company, 1221 Broadway, Oakland, California, for the following purposes:

1.	To elect a board of thirteen directors to hold office until the next annual election of directors;

2.	To reapprove The Clorox Company 1996 Stock Incentive Plan, in an amended form;

3.	To reapprove The Clorox Company 1996 Executive Incentive Compensation Plan, in an amended form;

4.	To ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2002; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on October 1, 2001 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, California.

Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

A copy of the Company’s annual report for the fiscal year ended June 30, 2001 is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE (1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

By Order of the Board of Directors

Peter D. Bewley,
Senior Vice President — General Counsel
and Secretary

October 17, 2001

THE CLOROX COMPANY

1221 Broadway
Oakland, California 94612

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 A.M. on November 28, 2001 at the above offices of the Company (the “Annual Meeting”).

THE PROXY

A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

The only voting securities of the Company are its shares of Common Stock, of which 232,577,128 shares were outstanding and entitled to vote at the close of business on October 1, 2001. Only stockholders of record at the close of business on October 1, 2001 are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are not counted as votes cast on the proposed election of directors, but will have the same legal effect as a vote against the proposed reapproval of The Clorox Company 1996 Stock Incentive Plan, the proposed reapproval of The Clorox Company 1996 Executive Incentive Compensation Plan and the ratification of the appointment of independent auditors. Broker non-votes are not counted as votes cast on any matter to which they relate.

This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about October 17, 2001.

PROPOSAL NO. 1:

NOMINEES FOR ELECTION AS DIRECTORS

At the Annual Meeting, thirteen persons will be elected as members of the board of directors, each for a one-year term. The Nominating Committee of the board of directors has nominated the thirteen persons listed below for election at the Annual Meeting. All of such nominees were elected at the Company’s Annual Meeting of Stockholders held on November 15, 2000, except Mr. William R. Johnson, Mr. Michael E. Shannon, Mr. Gary G. Michael and Ms. Jan L. Murley.

The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these thirteen nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Directors will be elected by a plurality of the shares represented and voting at the meeting.

Certain information with respect to each nominee appears on the following pages, including age, period or periods served as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations.

Name, Principal Occupation	Director
And Other Information	Since

DANIEL BOGGAN, JR. Senior Vice President, the National Collegiate Athletic Association.	1990

Mr. Boggan became Senior Vice President of the National Collegiate Athletic Association in 1996, after having been Group Executive Director for Education Services for the National Collegiate Athletic Association since November 1994. Previously, he had been Vice Chancellor for business and administrative services at the University of California at Berkeley since 1986. Prior to that, he served several cities and two counties as a senior manager. Mr. Boggan is a director of Payless Shoesource, Inc. and serves on various local boards. Age: 55.

TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman, Fleischer & Lowe LLC.	1997

Mr. Friedman is the Chairman and Chief Executive Officer of Friedman, Fleischer & Lowe LLC (a private investment firm). Prior to that, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director and general partner of Salomon Brothers, Inc. He is a director of Advanced Career Technologies, Inc., Archimedes Technology Group, CapitalSource, LLC, Levi Strauss & Co., Mattel, Inc., and McKesson Corporation. He is also a member of the Executive Committee, a Trustee, and the Treasurer of the American Enterprise Institute. Age: 59.

CHRISTOPH HENKEL Vice-Chairman of the Shareholders’ Committee, Henkel KGaA.	2000

Mr. Henkel is a Vice-Chairman of the Shareholders’ Committee of Henkel KGaA, Düsseldorf, Germany (a manufacturer of household products and chemicals) and co-chairman of privately held Cineville Inc. (a Los Angeles- based film production company). He is currently a director of Head Sports AG and a general partner of Dunton LLC and Page One LLC, both real estate development firms. His business experience includes general management positions at Interpublic Company, Nestle S.A. and Henkel KGaA. He is a member of the Henkel family, which controls Henkel KGaA, and is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 10 below). Age: 43.

Name, Principal Occupation	Director
And Other Information	Since

WILLIAM R. JOHNSON Chairman, President and Chief Executive Officer, H.J. Heinz Company.	2001

Mr. Johnson is Chairman, President and Chief Executive Officer of H.J. Heinz Company (a leading food processor and purveyor of nutritional services). Mr. Johnson was named President and CEO of Heinz in April 1998 and assumed the additional role of Chairman in September 2000. Prior to joining Heinz in 1982, he was employed by Drackett, Ralston-Purina and Anderson-Clayton. Mr. Johnson serves as a director of Grocery Manufacturers of America, Amerada Hess Corporation and PNC Bank. Age: 52.

ROBERT W. MATSCHULLAT Former Vice Chairman and Chief Financial Officer of The Seagram Company Ltd.	1999

Mr. Matschullat was the Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) until his retirement in June 2000. Prior to joining The Seagram Company Ltd. in 1995, Mr Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was one of six management members of the Morgan Stanley Group board of directors. He is a director of LivePerson, Inc. Age: 53.

GARY G. MICHAEL Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc.

Mr. Michael was the Chairman of the Board and Chief Executive Officer of Albertson’s, Inc. (a leading grocery retailer) from 1991 until his retirement in April 2001. He is a director of Questar, Inc., Boise Cascade Corporation and Idacorp. Age: 61.

Name, Principal Occupation	Director
And Other Information	Since

DEAN O. MORTON Retired Executive Vice President and Chief Operating Officer, Hewlett-Packard Company.	1991

Mr. Morton was the Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company (a manufacturer of computer systems and test and measurement instruments) until his retirement in 1992. Mr. Morton is a director of BEA Systems, Inc., Cepheid, KLA-Tencor Corporation, and Pharsight Corporation. He is a trustee of the State Street Research group of mutual funds, and a director of State Street Research Portfolios, Inc. and the Metropolitan Series Fund, Inc. Age: 69.

KLAUS MORWIND Executive Vice President, Personally Liable Associate, and Member of Management Board, Henkel KGaA.	1995

Dr. Morwind is Executive Vice President, Personally Liable Associate and a member of the Management Board of Henkel KGaA, Düsseldorf, Germany (a manufacturer of household products and chemicals). He joined Henkel KGaA in 1969 and held several management positions before assuming his current responsibility. Dr. Morwind is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 10 below). Age: 58.

JAN L. MURLEY Group Vice President — Marketing, Hallmark Cards, Inc.

Ms. Murley became Group Vice President — Marketing of Hallmark Cards, Inc. (a publisher of greeting cards and related gifts) in September 1999. Prior to that, she was employed by Procter & Gamble for over 20 years, most recently as Vice President for Skin Care and Personal Cleansing Products. Age: 50.

Name, Principal Occupation	Director
And Other Information	Since

LARY R. SCOTT Executive Vice President, Arkansas Best Corporation.	1989

Mr. Scott was elected as Executive Vice President of Arkansas Best Corporation (a holding company with a multi-industry composition) in January 1996. Previously, he had been Chairman and Chief Executive Officer of WorldWay Corporation from May 1993 until January 1996. Prior to that, Mr. Scott was President and Chief Executive Officer of Consolidated Freightways, Inc. (a worldwide transportation company). Age: 65.

MICHAEL E. SHANNON President MEShannon & Associates, Inc.	2001

Mr. Shannon is President of MEShannon & Associates, Inc. (a private firm specializing in corporate finance and investment). Previously, he had been the Chairman of the Board and Chief Financial and Administrative Officer of Ecolab, Inc. (a Fortune 500 specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, Mr. Shannon held senior management positions with Ecolab, Inc., Republic Steel and Gulf Oil Corp. Mr. Shannon serves as a director of Minnesota Life Insurance Companies, Apogee Enterprises, Retriever Payment Systems and Pressure Systems, Inc. Mr. Shannon is nominated pursuant to an understanding between the Company and Henkel KGaA (see Certain Relationships and Transactions, page 10 below). Age: 64.

G. CRAIG SULLIVAN Chairman of the Board and Chief Executive Officer of the Company.	1992

Mr. Sullivan has been Chairman of the Board and Chief Executive Officer of the Company since July 1, 1992. Previously, he was Vice Chairman and Chief Executive Officer (May-June, 1992); Group Vice President (1989-1992); Vice President — Household Products (1984-1989); and Vice President — Food Service Products (1981-1984). He joined the Company in 1971. Mr. Sullivan is a director of Levi Strauss & Co. and Mattel, Inc. Age: 61.

Name, Principal Occupation	Director
And Other Information	Since

C. A. (AL) WOLFE Retired President, U.S. Division, DDB Needham Worldwide, and President, Al Wolfe Associates, Inc.	1991

Mr. Wolfe is the President of Al Wolfe Associates, Inc. (a marketing and advertising consulting firm). He is the retired President of the U.S. Division of DDB Needham Worldwide (a major advertising agency). Previously, Mr. Wolfe had been Executive Vice President of N.W. Ayer and Executive Vice President and General Manager of Wells, Rich, Greene advertising agencies. Age: 69.

ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating Committee and the Employee Benefits and Management Compensation Committee. The Finance, Audit, Nominating and Employee Benefits and Management Compensation Committees consist only of non-management, independent directors.

Executive Committee. The Executive Committee, consisting of directors Friedman, Henkel, Matschullat, Morton, Shannon and Sullivan, is delegated all of the powers of the board of directors except certain powers reserved by law to the full board. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of a full board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board. The Executive Committee held no meetings during fiscal year 2001.

Finance Committee. The Finance Committee consists of directors Boggan, Friedman, Matschullat, Morton, Morwind and Shannon and, working with the Company’s finance and operating personnel, considers and recommends to the board major financial policies and actions of the Company. The Finance Committee held 3 meetings during fiscal year 2001.

Audit Committee. The Audit Committee, composed of directors Johnson, Matschullat, Scott and Wolfe, is the principal link between the board and the Company’s independent public accountants. The Audit Committee operates in accordance with a charter under which it makes recommendations to the board regarding selection and employment of the Company’s independent auditors and, working with the Company’s internal and external auditors, monitors internal audit and control procedures. The Audit Committee held 7 meetings during fiscal year 2001.

Nominating Committee. Directors Boggan, Henkel and Wolfe are members of the Nominating Committee. The Nominating Committee identifies and recommends to the board of directors prospective candidates to be considered as nominees for election to the board. The Nominating Committee will consider board nominee recommendations by stockholders which are submitted in writing to the Company’s secretary, together with biographical and business experience information regarding the nominee and other information that is required by Article I, Section 11 of the Company’s by-laws. The Nominating Committee held 4 meetings during fiscal year 2001.

Compensation Committee. The Employee Benefits and Management Compensation Committee (the “Compensation Committee”) consists of directors Friedman, Henkel, Johnson, Morton and Scott. The Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company’s executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans for adequacy and compliance with applicable regulations. The Compensation Committee held 2 meetings during fiscal year 2001.

The board of directors held 8 meetings during fiscal year 2001. All directors attended at least 75% of the meetings of the board and committees of which they were members during fiscal year 2001, except Dr. Morwind, who attended 64% of such meetings.

Non-management directors receive an annual fee of $50,000. The chairperson of each committee receives an additional $5,000 annual fee. In addition, each non-management director is entitled to receive $1,000 per day for any special assignment requested of any such director by the board. No special assignment fees were paid in fiscal year 2001. Directors may elect to defer all or a part of this compensation pursuant to the terms of the Company’s Independent Directors’ Stock-Based Compensation Plan (the “Directors’ Stock-Based Compensation Plan”). Management directors receive no extra compensation for their service as directors.

Under the Directors’ Stock-Based Compensation Plan, a director may annually elect to receive all or a portion of her or his annual retainer and fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-management director also receives an annual grant of $10,000 of deferred stock units. Interest accrues on deferred cash amounts at an annual interest rate equal to Wells Fargo Bank’s prime lending rate in effect on January 1 of each year (9.50% at January 1, 2001). Each deferred stock unit represents a hypothetical share of Common Stock, and a participant’s deferred stock unit account is increased by Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the director under the Directors’ Stock-Based Compensation Plan are paid out in cash and/or Common Stock in five annual installments or, at the director’s election, in one lump sum payment of cash and/or Common Stock.

Pursuant to the Company’s 1993 Directors’ Stock Option Plan (the “Directors Stock Option Plan”), each non-management director who was a member of the board of directors on July 1, 2000, received a grant of stock options covering 2,000 shares of Common Stock during fiscal year 2001. Each non-management director, except Messrs. Johnson and Shannon, has received a grant covering 2,000 shares of Common Stock in fiscal year 2002, and each non-management director will receive a grant covering 2,000 shares of Common Stock in subsequent fiscal years for which she or he continues to serve as a director. In addition, Mr. Henkel and Mr. Johnson each received an initial grant of stock options covering 8,000 shares of Common Stock during fiscal year 2001 in connection with joining the board of directors. Stock options under the 1993 Directors’ Stock Option Plan vest in two equal installments on each of the first two anniversary dates of the grant date and have an exercise price equal to the fair market value on the grant date.

Other than the non-management director fees, the deferred stock unit grants under the Directors’ Stock-Based Compensation Plan and the stock option grants under the Directors’ Stock Option Plan, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company’s employee benefit plans.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 2001, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table on page 16 (the “Named Officers”), and (iii) all directors and executive officers of the Company as a group:

Name of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership(2)	Percent of Class(3)

HC Investments, Inc.(4)	62,845,700	27%
Daniel Boggan, Jr.	13,448	*
Richard T. Conti	251,996	*
Tully M. Friedman	46,600	*
Christoph Henkel	1,000	*
Gerald E. Johnston	373,152	*
William R. Johnson	1,766	*
Robert W. Matschullat	11,648	*
Gary Michael(5)	2,000	*
Dean O. Morton	29,000	*
Klaus Morwind	18,600	*
Jan L. Murley(5)	0	*
Lawrence S. Peiros	242,808	*
Karen M. Rose	253,391	*
Lary R. Scott	35,080	*
Michael E. Shannon(5)	0	*
G. Craig Sullivan	1,824,473	*
C. A. (Al) Wolfe	21,000	*
All directors and executive officers as a group (33 persons)(6)	4,991,183	2.1%

Notes:

*	Does not exceed 1% of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed c/o the Company to 1221 Broadway, Oakland, California 94612. The address of HC Investments, Inc. is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801.

(2)	Each beneficial owner listed has sole voting and dispositive power (or shares such power with her or his spouse) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2001: Mr. Sullivan — 1,708,492; Mr. Johnston — 342,512; Mr. Peiros — 209,795; Mr. Conti — 218,863; Ms. Rose — 226,843; Mr. Boggan — 11,400; Mr. Friedman — 13,000; Mr. Matschullat — 9,000; Mr. Morton — 21,000; Dr. Morwind — 17,000; Mr. Scott — 21,000; Mr. Wolfe — 13,000; and all directors and executive officers as a group — 4,438,894. The numbers in the table above do not include the following number of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units granted between April 1996 and June 1998: Mr. Sullivan — 47,768; and all executive officers as a group — 63,836. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and through deferred stock unit dividends thereon: Mr. Sullivan — 83,116; Mr. Johnston — 16,664; Mr. Peiros — 11,367; Mr. Conti — 7,332; Ms. Rose — 10,596; and all executive officers as a group — 184,445. The numbers in the table above do not include the following number of shares of Common Stock which the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Directors’ Stock-Based Compensation Plan: Mr. Boggan — 7,215; Mr. Friedman — 5,183; Mr. Henkel — 1,050; Mr. Matschullat — 2,684; Mr. Morton — 5,985; Dr. Morwind — 8,503; Mr. Scott — 9,895; and Mr. Wolfe — 4,538.

(3)	On July 31, 2001, there were 236,702,265 shares of Common Stock outstanding.

(4)	Indirect wholly-owned U.S. subsidiary of Henkel KGaA of Düsseldorf, Germany (a manufacturer of household products and chemicals).

(5)	Mr. Shannon became a director on July 18, 2001. Mr. Michael and Ms. Murley are first-time nominees for director.

(6)	Pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, executive officers include the Company’s CEO, president and all vice presidents in charge of a principal business unit, division or function.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

SEC regulations require the Company to disclose certain information regarding persons who have served as directors during the fiscal year. The Company bases its disclosure on information contained in responses to a questionnaire addressed to each individual who has served as a director at any time during the fiscal year. Ms. Elaine L. Chao resigned from the board of directors of the Company on January 29, 2001, coincident to her confirmation as Secretary of Labor. As part of her government ethics agreement while Secretary, Secretary Chao is required not to participate in any matter involving the Company. To ensure both the reality and appearance of compliance with her ethics agreement, the Government’s attorneys at the Department of Labor have advised Secretary Chao not to complete the questionnaire used for the Company’s annual report and proxy statement.

The Company and Henkel KGaA are parties to a June 1981 letter agreement (as amended in July 1986 and March 1987, the “Letter Agreement”), relating to ownership by Henkel KGaA of Common Stock and representation on the Company’s board of directors. The Letter Agreement assures Henkel KGaA of the right to nominate for election to the board a minimum of two representatives so long as Henkel KGaA beneficially owns at least 5% of the outstanding shares of Common Stock. Under the Letter Agreement, Henkel KGaA’s maximum permitted ownership of Common Stock without consultation with the Company is limited to 30%, and Henkel KGaA has affirmed that it considers its investment in the Company as long term and its role in the Company as that of a significant minority stockholder without an active role in the management of the Company. Ms. Ursula Fairchild, who retired as a director in November 2000, and Dr. Jürgen Manchot, who retired as a director in July 2001, are members of the Henkel family which controls Henkel KGaA.

The Company and Henkel KGaA have entered into certain joint manufacturing, marketing and product development arrangements in the United States and internationally, either directly or through affiliates or joint venture collaboration. No such arrangements, either individually or in the aggregate, were material to the Company or Henkel KGaA during fiscal year 2001.

During fiscal year 2000, in connection with joining the Company, Wayne L. Delker, Vice President — Research and Development, received a five-year $150,000 mortgage loan without interest from the Company, which remained outstanding at the end of fiscal year 2001.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter which was adopted by the board and which was attached to the Company’s 2000 proxy statement. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange.

As part of fulfilling its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2001, with management. In addition, the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationship that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, for filing with the Securities and Exchange Commission.

The Company incurred the following fees for services performed by Deloitte & Touche LLP in fiscal year 2001:

Audit Fees

Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2001 and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $1,357,000.

All Other Fees

Aggregate fees billed or expected to be billed for all other services rendered by Deloitte & Touche LLP for the fiscal year ended June 30, 2001, were $3,468,000. These services included business process consulting, tax consulting, acquisition due diligence, employee benefit plan audits and internal audit services.

The Audit Committee has considered whether the non-audit services provided by Deloitte & Touche LLP during fiscal year 2001 are compatible with maintaining the auditors’ independence from the Company.

Robert W. Matschullat, Chair	Lary R. Scott
William R. Johnson	C. A. (Al) Wolfe

(Members of the Audit Committee)

EMPLOYEE BENEFITS AND MANAGEMENT COMPENSATION

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The membership of the Compensation Committee consists entirely of directors who have never been employees of the Company (see pages 6 and 7).

COMPENSATION PHILOSOPHY

The Compensation Committee determines executive compensation levels and policies designed to:

•	Motivate each executive toward the achievement of the Company’s short and long-term goals, as reflected in its strategic business plans.

•	Be competitive with comparable organizations.

•	Ensure that a significant proportion of each executive’s total compensation be at-risk incentive compensation in order to emphasize the relationship between pay and performance, both Company performance and the individual’s contributions to the Company’s results.

•	Align the interests of executives with those of stockholders through the use of equity-based incentive awards.

COMPENSATION OF EXECUTIVE OFFICERS. The key components of the executive compensation program are base annual salary, annual short-term incentive awards in the form of stock or cash under the Company’s 1996 Executive Incentive Compensation Plan (the “EIC Plan”) and Management Incentive Compensation Plan (the “MIC Plan”), and long-term incentive awards in the form of stock options and performance units under the Company’s 1996 Stock Incentive Plan. The Compensation Committee regularly compares executive compensation to a compensation comparator group, as described below. The compensa-

tion guidelines are determined by the Compensation Committee based upon competitive data collected from the compensation comparator group and internal performance assessment of the executive officer group. General targeted competitive levels for base annual salary and annual short-term incentive awards are at the 50th percentile of the compensation comparator group. General targeted competitive levels for long-term compensation are also at the 50th percentile with opportunities at the 75th percentile of the compensation comparator group for superior financial performance. Executive officers may earn more than the targeted levels if the Company’s performance exceeds the goals discussed in this report and less when performance falls below the established levels.

BASE ANNUAL SALARY. Base annual salaries for executive officers are determined by the following factors: (1) parity to market; (2) the individual’s performance; (3) promotions resulting in increases in responsibility; and (4) equity in relationship to other executive positions within the Company. With the assistance of the Company’s compensation consulting firm, surveys are conducted of benchmark positions in the compensation comparator group, 18 branded consumer products companies, most of which compete with the Company in one or more of its primary businesses or compete with the Company for management talent. The Compensation Committee takes into account both the size and performance of the Company relative to the size and performance of the companies in the compensation comparator group. It also considers the competitiveness of the total compensation package of the Company’s executive officers compared to the compensation comparator group. The Compensation Committee regularly reviews the composition of the compensation comparator group and updates the group periodically. For fiscal year 2001, the Compensation Committee established target salaries for executive officers which approximated the 50th percentile or median level of the compensation comparator group benchmark positions. An individual executive officer’s actual salary versus the market benchmark depends upon factors including the executive officer’s time in position and organization impact and performance, as judged by her or his immediate superior and the chief executive officer. The chief executive officer’s salary and performance is determined by the Compensation Committee. The salary and performance of the other five executive officers who serve as members of the management executive committee is determined by the chief executive officer and the Compensation Committee together.

SHORT-TERM COMPENSATION. Executive officers are eligible for short-term compensation under both the EIC Plan and the MIC Plan. For fiscal year 2001, the EIC Plan, as it applied to executive officers, established a linkage between the plan awards and the Company’s performance, and the MIC Plan established a linkage between the plan awards and the performance of the executive officers. The Compensation Committee believes that awards under the EIC and MIC Plans should include a reward for superior performance and an element of adverse consequences for poor financial results, including no EIC Plan award funding for the Company’s financial performance component described below unless the Company achieves corporate financial performance levels established by the Compensation Committee at the beginning of the fiscal year.

For the short-term incentive awards, the Compensation Committee divided the executive officer group into two subcategories: the executive officers who serve as members of the management executive committee and the other executive officers. As of June 30, 2001, the six executive officers serving as members of the management executive committee were G. Craig Sullivan, Chairman of the Board and Chief Executive Officer, Gerald E. Johnston, President and Chief Operating Officer, Richard T. Conti, Group Vice President, Lawrence S. Peiros, Group Vice President, Karen M. Rose, Group Vice President — Chief Financial Officer and Peter D. Bewley, Senior Vice President — General Counsel. For the management executive committee officers, 75% of the total short-term compensation award was determined under the EIC Plan award and was determined by corporate financial performance based on a computation consisting of targeted operating margin level, asset turnover rate and net sales growth. Sales, profit and operating margin decreased versus prior year, and the Company did not exceed the internal corporate financial goals that were established at the beginning of fiscal year 2001. Thus, the corporate payout portion was zero.

The remaining 25% of the short-term compensation award was determined under the MIC Plan and was based on achieving pre-established individual objectives related to goals that may not be measured by traditional accounting metrics, including implementation of the Company’s systems and infrastructure strategy and compelling workplace initiatives. Individual objectives and the weight given each individual objective were the same for all members of the management executive committee.

The target total short-term compensation award for the management executive committee members ranged from 50-80% of base annual salary at June 30, 2001 (100% for the chief executive officer) if the corporate financial performance and individual objectives were achieved. The maximum award was 100%-160% of base annual salary at June 30, 2001 (200% for the chief executive officer) if the goals were substantially exceeded, and the minimum award was 0 if the results were substantially lower than the target performance goals. All EIC and MIC Plan awards for executive officers are determined by the chief executive officer and the Compensation Committee or, in the chief executive officer’s case, by the Compensation Committee.

The short term compensation awards to members of the executive officer group, other than the management executive committee members, were determined based on (i) the same corporate financial performance measures; and (ii) achieving individual objectives, including, for operating division officers, operating division financial performance measures and other individual objectives, and for staff executive officers, individual objectives, such as the achievement of selected strategic goals and the successful development of human resources. Fifty percent (50%) of the award was determined under the EIC Plan by the corporate financial performance and 50% was determined under the MIC Plan by individual objectives. As mentioned above, the corporate payout portion was zero. Individual objectives and the weight given each individual objective varied from person to person depending on job responsibilities. The target short-term compensation award for these other members of the executive officer group was 40%-60% of base annual salary at June 30, 2001 if goals were achieved up to a maximum of 80%-120% if the goals were substantially exceeded and down to a minimum of zero if the results were substantially lower than the goals.

LONG-TERM COMPENSATION. A major goal of the Compensation Committee is to create strong alignment between the executive officers and stockholders. This alignment is achieved through the design of stock-based incentive plans and through actual stock ownership. The Compensation Committee approved a 3-year grant of stock options and performance units to all executive officers in May 1999, intended to replace smaller grants planned for in 1999, 2000 and 2001. By fiscal year 2001, market volatility had significantly reduced the retention value of the portion of the 1999 three-year option grant attributable to 2000 and 2001, thereby reducing the executive officers’ compensation well below target levels. In response to this market volatility and the competitive pressure to attract and retain leadership talent, the Committee reinstated annual stock option grants to executive officers in fiscal year 2001. Option grant guidelines were annualized to be competitive at the compensation comparator group median and take into account the annualized target value of the performance units outstanding. Individual grants were adjusted for job responsibility, impact and performance.

The Compensation Committee has endorsed target stock ownership levels by executive officers to be achieved within five years of becoming an executive officer. The levels are the equivalent of four times base annual salary for the chief executive officer, three times base annual salary for the other executive officers who serve as members of the management executive committee, and two times base annual salary for other executive officers. No stock options will be counted in determining ownership levels, which will be based on shares of Common Stock held, including restricted stock, performance shares, performance units and shares held via The Clorox Company Employee Retirement Investment Plan, a profit sharing plan with 401(k) features. All members of the executive committee, including the chief executive officer, have achieved target ownership levels.

BENEFITS. The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, retirement benefits, an employee stock purchase plan and The Clorox Company Employee Retirement Investment Plan. Except for the Supplemental Executive Retirement Plan and the Nonqualified Deferred Compensation Plan described on page 20 and some non-material perquisites given to executive officers, these benefit programs are generally available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee increased Mr. Sullivan’s base annual salary on October 1, 2000, from $950,000 to $1,000,000. In determining the amount of Mr. Sullivan’s salary increase for fiscal year 2001, the Compensation Committee took into consideration the Company’s overall performance for fiscal year 2000 based on use of a balanced scorecard that measured financial performance, success with customers and consumers, growth and organizational effectiveness. Specific measures included total stockholder return, targeted Clorox Value Measure growth, earnings per share, revenue growth, the percentage of revenue from non-U.S. business, percent of volume from new products, shipment growth, percent of volume from number 1 or 2 brands, results of an employee opinion survey, and other human resource accomplishments. The Committee does not assign relative weights or rankings to each of these factors, but instead makes a subjective determination based on a consideration of all such factors. The Committee took account in particular of the Company’s revenue growth, which exceeded the year 2000 target by 14%, CVM growth of 65% compared to an annual target of 12% and substantial progress against organizational effectiveness objectives. The Compensation Committee also took into consideration Mr. Sullivan’s pay relative to chief executive officer pay in the compensation comparator group (he is paid slightly above median). Finally, his increase of 5% was in-line with total Company standards.

Mr. Sullivan’s short-term compensation award for fiscal year 2001 was based upon the weighted corporate financial performance measures (75%) and individual objectives (25%) established by the Compensation Committee as described above. Based on these measures and objectives, Mr. Sullivan’s short-term performance award was $500,000. (Mr. Sullivan’s award was based solely on individual achievements, as the corporate financial payout was zero.)

The Compensation Committee did not treat Mr. Sullivan’s EIC Plan or MIC Plan awards differently from other members of the management executive committee.

ONGOING REVIEW OF COMPENSATION. The Company’s compensation consulting firm conducts an ongoing review of the Company’s existing executive compensation programs for the Compensation Committee to continue to ensure the programs support the future direction of the Company and the principles on which executive compensation is based. The Compensation Committee reserves the right to select and/or to meet independently with any consultant at its discretion. The Compensation Committee has access to and reviews independent compensation data relating to executive compensation at other companies. In 1996, the Compensation Committee developed performance goals, which were approved by the Company’s stockholders, to qualify the EIC Plan awards and all stock-based long-term compensation to the five highest paid executive officers for exclusion from the federal $1 million tax deductibility limit pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. In 2001, the Committee, in compliance with Section 162(m) requirements, again reviewed and approved performance measures and plan terms for the Company’s EIC Plan and stock-based incentive plan and has recommended stockholder approval for these plans. The Committee’s approval and recommendation for stockholder approval of the amended stock incentive plan will effectively maintain executive alignment with stockholders through equity-based incentives in future years. The Compensation Committee’s policy seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds $1 million per year.

Dean O. Morton, Chair	William R. Johnson
Tully M. Friedman	Lary R. Scott
Christoph Henkel

(Members of the Compensation Committee)

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the prior fiscal year were directors Friedman, Henkel, Dr. Jürgen Manchot, Morton and Scott. Dr. Manchot retired as a director in July 2001. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and board members who serve as executive officers of such entities.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three fiscal years earned by or paid or awarded to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the “Named Officers”).

					Long-Term Compensation

					Awards

	Annual Compensation				Restricted	Securities	Payouts
					Stock	Underlying
				Other Annual	Award(s)	Options/	LTIP	All Other
		Salary	Bonus	Compensation	($)(2)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)(3)	(4)(5)	(#)(2)(5)(6)	($)(5)(6)	($)(7)

G. Craig Sullivan	2001	$987,500	$500,000	$178,494	$0	325,000	$198,311	$1,964
Chairman of the Board and	2000	$937,500	$0	$63,030	$0	0	$198,421	$67,994
Chief Executive Officer	1999	$875,000	$1,186,000	$0	$0	1,200,000	$4,009,779	$149,754

Gerald E. Johnston	2001	$606,250	$250,000	$13,802	$0	132,000	$41,664	$2,420
President and Chief	2000	$537,499	$0	$12,882	$0	0	$43,317	$31,052
Operating Officer	1999	$410,417	$419,600	$11,423	$0	372,800	$751,817	$58,367

Lawrence S. Peiros	2001	$363,750	$121,875	$9,414	$0	56,001	$18,144	$2,057
Group Vice President	2000	$326,250	$0	$8,787	$0	0	$20,112	$17,923
	1999	$286,667	$224,200	$7,792	$0	157,400	$585,445	$41,950

Richard T. Conti	2001	$330,000	$110,500	$0	$0	56,001	$24,135	$2,006
Group Vice President	2000	$294,166	$0	$0	$0	53,100	$23,954	$15,052
	1999	$265,000	$159,900	$0	$0	97,400	$618,839	$35,838

Karen M. Rose	2001	$331,250	$102,000	$0	$0	55,001	$25,029	$2,006
Group Vice President —	2000	$298,749	$0	$0	$0	0	$26,678	$17,288
Chief Financial Officer	1999	$275,000	$221,500	$0	$0	139,600	$595,059	$37,720

(1)	The bonus amounts include a holiday bonus of $200 per person for fiscal year 1999. The holiday bonus was discontinued in fiscal year 2000.

(2)	Amounts include awards earned for the years indicated.

(3)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for any Named Officer with the exception of Mr. Sullivan. He received perquisites with a value of $178,494, including use of corporate transportation ($162,545). The amounts for Messrs. Johnston and Peiros reflect dividends earned on deferred stock units granted in December 1995, deferred at the election of the Named Officer.

(4)	As of June 30, 2001, none of the Named Officers held any restricted stock awards.

(5)	In the event of a “change of control,” “business combination,” or complete liquidation or dissolution of the Company, all restrictions on restricted stock and performance units end and all stock options become exercisable. A change of control generally will be deemed to occur if any person or entity becomes the beneficial owner, directly or indirectly, of a specified percentage of the then outstanding shares of Common Stock or has, directly or indirectly, a specified percentage of the combined voting power of the then outstanding securities entitled to vote for directors. For all persons or entities other than Henkel KGaA, the specified percentage is 20%. For Henkel KGaA, the specified percentage is that agreed to between the Company and Henkel KGaA pursuant to the Letter Agreement, which currently is 30%. See “Certain Relationships and Transactions” on page 10. A business combination generally will be deemed to occur in the event of a reorganization, merger or sale of substantially all of the assets of the Company, subject to certain exceptions. A feature of the Company’s stock incentive plan is the stock withholding election, pursuant to which a recipient may elect to have the Company withhold shares of Common Stock to pay any withholding tax liability that arises when the restrictions on the restricted stock are released or when non-qualified stock options are exercised, respectively. In both cases, the value of shares which may be withheld is based on the per share price of the Common Stock on the Composite Transactions Report for the New York Stock Exchange on the last business day before the withholding is made.

(6)	The amounts reflect dividends received from deferred stock units granted in December 1995 and from performance units granted between April 1996 and September 1999. In addition, the amounts for fiscal year 1999 include the value of performance units granted between April 1996 and March 1998, which vested on June 30, 1999. Based on their value on the earliest settlement date of August 17, 1999, the number and value of the vested performance units granted between April 1996 and March 1998 were as follows: 95,536 units ($3,881,150) for Mr. Sullivan; 18,184 units ($738,725) for Mr. Johnston; 14,160 units ($575,250) for Mr. Peiros; 14,840 units ($602,875) for Mr. Conti; and 14,208 units ($577,200) for Ms. Rose.

(7)	Except for amounts received under the Nonqualified Deferred Compensation Plan and in exchange for underwater options, the amounts shown in the column are pursuant to programs provided to salaried employees generally. Each Named Officer received $500 in fiscal year 2001 in exchange for certain underwater options. The balance of the amounts shown in the column represent actual Company contributions under the Company’s Employee Retirement Investment Plan and the Nonqualified Deferred Compensation Plan, and term life insurance premiums paid by the Company for the benefit of each respective Named Officer, respectively, in the following amounts: for fiscal year 2001, $0, $0 and $1,464 for Mr. Sullivan; $1,000, $0 and $920 for Mr. Johnston; $1,000, $0 and $557 for Mr. Peiros; $1,000, $0 and $506 for Mr. Conti; and $1,000, $0 and $506 for Ms. Rose; for fiscal year 2000, $4,800, $58,899 and $4,295 for Mr. Sullivan; $5,800, $23,907 and $1,345 for Mr. Johnston; $5,800, $11,708 and $415 for Mr. Peiros; $5,800, $8,816 and $436 for Mr. Conti; and $5,800, $10,801 and $687 for Ms. Rose; for fiscal year 1999, $11,200, $137,204 and $1,350 for Mr. Sullivan; $11,950, $45,667 and $750 for Mr. Johnston; $11,950, $29,527 and $473 for Mr. Peiros; $11,950, $23,495 and $393 for Mr. Conti; and $11,950, $25,350 and $420 for Ms. Rose.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following tables show options and stock appreciation rights (“SARs”) granted or exercised during fiscal year 2001 to or by the Named Officers, and the value of the options and SARs held by the Named Officers at the end of fiscal year 2001.

Options/ SAR Grants in Last Fiscal Year

		Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term(3)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(#)(1)	Fiscal Year(2)	($/Share)(1)	Date(1)	0%(4)	5%(4)	10%(4)

G. Craig Sullivan	25,000	0.82%	$36.9375	08/07/10	0	$580,745	$1,471,722
	300,000	9.88%	$36.1250	09/20/10	0	$6,815,646	$17,272,184

Gerald E. Johnston	12,000	0.40%	$36.9375	08/07/10	0	$278,758	$706,426
	120,000	3.95%	$36.1250	09/20/10	0	$2,726,258	$6,908,874

Lawrence S. Peiros	6,000	0.20%	$36.9375	08/07/10	0	$139,379	$353,213
	50,001	1.65%	$36.1250	09/20/10	0	$1,135,964	$2,878,755

Richard T. Conti	6,000	0.20%	$36.9375	08/07/10	0	$139,379	$353,213
	50,001	1.65%	$36.1250	09/20/10	0	$1,135,964	$2,878,755

Karen M. Rose	5,000	0.16%	$36.9375	08/07/10	0	$116,149	$294,344
	50,001	1.65%	$36.1250	09/20/10	0	$1,135,964	$2,878,755

(1)	The stock options awarded to the Named Officers in fiscal year 2001 had ten-year lives and an exercise price equal to the fair market value on the date of grant. For the options that expire on August 7, 2010, one-half of the number of option shares vested on June 30, 2001, and one-half will vest on June 30, 2002. For the options that expire on September 20, 2010, one-third of the number of option shares will vest on each of September 20, 2001, 2002, and 2003. In the event of a “change of control,” “business combination,” or complete liquidation or dissolution of the Company (as described in footnote (5) to the Summary Compensation Table on page 16), all stock options become exercisable.

(2)	The total number of Options/ SARs granted to employees of the Company in fiscal year 2001 represented 3,036,590 shares of Common Stock.

(3)	The 5% and 10% assumed rates of appreciation are shown in response to requirements of the rules of the Securities and Exchange Commission. There can be no assurance that the market value of the Common Stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is intended for illustrative purposes only. The market value of the Common Stock on August 7, 2000, and September 20, 2000, the dates of grant of the above options, was $36.9375 and $36.125 per share, respectively.

(4)	Based on the fair market value of $34.25 of the outstanding shares of Common Stock on June 30, 2001, and not including dividends, the potential realizable value at assumed annual rates of Common Stock appreciation of 5% and 10% for a ten-year period for all stockholders would be $5,098,239,591 and $12,919,940,101, respectively. The potential realizable value at assumed annual rates of appreciation of 5% and 10% on the options of the Named Officers from the date of grant to the end of the ten-year option terms would be $14,204,204 and $35,996,241, respectively. Thus, the Named Officers’ potential realizable value as a percentage of all stockholders’ gain would be 0.28% in the event of a 5% assumed annual rate of appreciation and 0.28% in the event of a 10% assumed annual rate of appreciation. Further, the potential realizable value of all employee options as a percentage of all stockholders’ gain would be 1.35% in the event of a 5% assumed annual rate of appreciation and 1.35% in the event of a 10% assumed annual rate of appreciation over the ten-year option terms.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options/SARs at FY-End	In-the-Money Options/SARs
	Shares Acquired	Value	(#) Exercisable/	at FY-End ($) Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable(1)	Unexercisable(1)(2)

G. Craig Sullivan	0	0	1,608,492/312,500	$20,894,411/$0

Gerald E. Johnston	0	0	302,512/126,000	$3,180,555/$0

Lawrence S. Peiros	0	0	193,128/53,001	$2,235,674/$0

Richard T. Conti	0	0	234,264/53,001	$3,021,121/$0

Karen M. Rose	0	0	210,176/52,501	$2,513,734/$0

(1)	The number of shares covered and the value of the unexercisable options listed relate to stock options granted under the 1987 Long Term Compensation Program or the 1996 Stock Incentive Plan. In the event of a “change of control,” “business combination” or complete liquidation or dissolution of the Company (as described in footnote (5) to the Summary Compensation Table on page 16), all stock options become exercisable.

(2)	The value of the unexercised options was determined by multiplying the number of shares subject to unexercised options on the fiscal year end, June 30, 2001, by $34.25, the fair market value of the Common Stock on such date, minus the exercise price of each unexercised option.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and a composite index composed of the Standard & Poor’s Household Products Index and the Standard & Poor’s Housewares Index for a five-year period ending June 30, 2001. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG THE CLOROX COMPANY, THE S&P 500 INDEX
AND A PEER GROUP

	THE CLOROX
	COMPANY	S&P 500	PEER GROUP

6/96	100.00	100.00	100.00
6/97	152.47	134.70	145.24
6/98	224.48	175.33	180.80
6/99	254.14	215.22	191.66
6/00	217.19	230.83	149.86
6/01	167.89	196.59	160.06

*	$100 INVESTED ON 6/30/96 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

PENSION BENEFITS

Pension benefits are paid to executive officers under three different plans: The Clorox Company Pension Plan, the Nonqualified Deferred Compensation Plan and the Supplemental Executive Retirement Plan (“SERP”).

The Company’s Pension Plan is a noncontributory “cash balance” defined benefit plan qualified under pertinent income tax laws. Essentially all salaried employees, as well as nonunion hourly employees with at least one year of service, participate in the Pension Plan. Prior to July 1, 1996, benefits were calculated based on career average compensation. Effective July 1, 1996, participants in the plan accrue benefits equal to 3% of qualified earnings each year. Qualified earnings include base annual salary and bonus. Participants’ benefits are adjusted each quarter by an interest factor. Participants meeting certain age and years of service levels will receive the greater of the benefits calculated under the career average compensation formula and the cash balance formula. Except for Mr. Peiros and Mr. Conti, who will receive benefits calculated under the cash balance formula, each of the Named Officers met the age and years of service levels and will receive the greater of the benefits under the current and prior formulas. A participant is fully vested in her or his benefit after 5 years of service.

The Nonqualified Deferred Compensation Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. This plan has the same five-year vesting provision as the Pension Plan.

The purpose of the SERP is to provide executive officers a fixed objective of 55% of the average annual compensation for the three consecutive years of highest compensation. Compensation consists of base annual salary and the EIC Plan and MIC Plan bonuses. For the Named Officers, those amounts are shown in the salary and bonus columns of the Summary Compensation Table on page 16. There is a minimum service requirement of ten years. SERP benefits are offset by the annuity value of amounts received from primary social security, the Pension Plan and Company contributions to the Employee Retirement Investment Plan and Nonqualified Deferred Compensation Plan.

Assuming retirement at age 65, fiscal year 2001 annual base salary and bonus and no future increase in such compensation and an interest rate of 8%, the SERP benefits for the Named Officers will exceed benefits under the other plans. The retirement benefits shown in the table below are based on the SERP, calculated for an unmarried person, on a straight life annuity basis, based on retirement at age 65 with 15 or more years of service with the Company. They would be proportionately reduced for early retirement or for shorter years of service to a minimum of 10 years. Thus, the table below shows what would be received by the Named Officers under the three plans for pension benefits, taken collectively.

15 or more
Compensation(1)	Years of Service

$400,000	$220,000

$500,000	$275,000

$600,000	$330,000

$700,000	$385,000

$800,000	$440,000

$900,000	$495,000

$1,000,000	$550,000

$1,100,000	$605,000

$1,200,000	$660,000

$1,300,000	$715,000

$1,400,000	$770,000

$1,500,000	$825,000

$1,600,000	$880,000

$1,700,000	$935,000

$1,800,000	$990,000

$1,900,000	$1,045,000

$2,000,000	$1,100,000

$2,100,000	$1,155,000

$2,200,000	$1,210,000

$2,300,000	$1,265,000

(1)	The number of years of credited service for each of the Named Officers are: Mr. Sullivan, 30; Mr. Johnston, 20; Mr. Peiros, 21; Mr. Conti, 20; and Ms. Rose, 23.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

The Company has entered into employment agreements with each of the Named Officers named in the Summary Compensation Table on page 16 above. The term of the employment agreement for Mr. Sullivan is five years and for Messrs. Johnston, Peiros, Conti and Ms. Rose is three years. Such agreement terms are

“evergreen” in that they maintain a five-year term, in the case of the chief executive officer, and a three-year term, in the case of Messrs. Johnston, Peiros, Conti and Ms. Rose, unless either party gives five-years’ notice of termination, in the case of the chief executive officer, or three-years’ notice of termination in the case of Messrs. Johnston, Peiros, Conti and Ms. Rose. The employment agreements are also terminable at any time by the Company for “Cause,” as that term is defined in them, or “at will” by either the officer or the Company. In the case of an “at will” termination by the Company, an officer is entitled to receive annually severance benefits of his then current base salary, plus 75% of his target EIC and MIC Plan awards for the previous fiscal year, for the length of the remaining term of his employment agreement, subject to offset for other earned income. The employee agreements provide that the officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the same period. In addition, the officer would receive pro-rated EIC and MIC Plan awards for the year in which termination occurs.

The Company has entered into change of control agreements with each of the Named Officers. Within a three-year period of a “change of control,” “business combination” or complete dissolution or liquidation of the Company (as described in footnote (5) to the Summary Compensation Table on page 16), an officer may terminate his employment in the event of a reduction or elimination in rank, responsibilities, compensation or benefits, and he may also terminate his employment absent such reasons within a 30-day period following the first anniversary of the change of control. In the event of such termination, the officer will receive a lump sum amount equal to his then current base salary, plus 100% of his target EIC and MIC Plan awards for the then current fiscal year, multiplied by the change of control benefit multiple under the change of control agreements. For the Named Officers, such multiple is three. In addition, an officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the remaining term of his change of control agreement. The officer would also receive pro-rated EIC and MIC Plan awards for the year in which termination occurs. If payments received under the change of control agreements are subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which deals with certain payments contingent on a change of control), the Company will make an additional payment to the officer in respect of such tax.

The Company has also entered into employment agreements and change of control agreements on similar terms with each of the other executive officers of the Company. The termination notice periods for these agreements range from three years to one year depending upon the executive officer’s level in the organization and her or his tenure as an executive officer.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require the Company’s directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. The Company undertakes to file such forms on behalf of the reporting directors or officers pursuant to a power of attorney given to certain attorneys-in-fact. The reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 2001, except the following: Mr. Daniel J. Heinrich filed a Form 5 in August 2001 to report a restricted stock award in March 2001.

PROPOSAL NO. 2:

REAPPROVAL OF THE CLOROX COMPANY 1996 STOCK INCENTIVE PLAN, IN AN AMENDED FORM

In July, 2001, the board of directors adopted, subject to approval by stockholders at the Annual Meeting, amendments to The Clorox Company 1996 Stock Incentive Plan (the “Plan”) to change the Plan in the following respects:

1.	Increase the number of shares of Common Stock authorized for award under the Plan from 14,000,000 to 25,500,000.

2.	Provide that options may not be repriced.

3.	Establish that no more than 20% of awards under the Plan be in the form of restricted stock, SARs, dividend equivalent rights, performance shares and performance units.

4.	Establish a ten-year limit on the term of awards.

      5.     Require that awards (other than ISOs) be granted at no less than 85% of fair market value.

6.	Provide that awards may not be exercisable prior to six months from the date of grant.

7.	Make independent contractors eligible for awards under the Plan.

The following summary of the Plan, as amended and restated, is qualified in its entirety by reference to the copy of the Plan set forth in Appendix A to this proxy statement.

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees and consultants of the Company and its subsidiaries, and to promote the success of the Company’s business by providing employees and consultants with the opportunity to acquire Common Stock or to receive monetary payments based on the value of the Common Stock or on the financial performance of the Company, or both, on advantageous terms. The Plan is designed to permit the Company to provide several different forms of awards to meet competitive conditions, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, dividend equivalent rights, performance units and performance shares.

The Plan authorizes the granting of awards with respect to an aggregate of 25,500,000 shares of the Common Stock (subject to adjustments as provided below). No more than 20% of Plan awards may be in the form of restricted stock, stock appreciation rights, dividend equivalent rights, performance units or performance shares. Any shares issued under the Executive Incentive Plan (as defined on page 27) will reduce the number of shares available for awards under the Plan. The 11,500,000 additional shares proposed to be reserved under the Plan equal approximately 4.9% of the outstanding Common Stock as of July 31, 2001. On July 31, 2001, the closing price of the Common Stock on the New York Stock Exchange was $37.38.

As of July 31, 2001, options to purchase 7,766,656 shares of Common Stock were outstanding and 4,984,905 shares were reserved and available for additional grants under the Plan.

The Common Stock covered by the Plan may be either authorized but unissued shares or treasury shares. If there is a lapse, expiration, termination, or cancellation of any award granted under the Plan without the issuance of shares or payment of cash thereunder, or if shares are issued under any award under the Plan and thereafter are reacquired by the Company pursuant to rights reserved upon the issuance thereof, or pursuant to the payment of the purchase price of shares under stock options by delivery of other Common Stock of the Company, the shares subject to or reserved for such award, or so reacquired, may again be used for new options, rights, or awards of any type authorized under the Plan. However, the Common Stock issued under the Plan that is not reacquired by the Company pursuant to rights reserved upon the issuance thereof or pursuant to payment of the purchase price of shares under stock options by delivery of other Common Stock of the Company may not exceed the total number of shares reserved for issuance under the Plan. In the event of the exercise of a stock appreciation right, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares of Common Stock covered by the option or portion thereof that is surrendered in connection with such exercise. The number of shares reserved for issuance under the Plan also shall be reduced by the largest whole number obtained by dividing the monetary value of performance units granted at the commencement of a performance period by the market value of a share of Common Stock at such time.

Administration

The Plan provides that grants of awards and other determinations under the Plan shall be made by (i) the board of directors or (ii) one or more committees designated by the board (the “Administrator”) which, in the case of grants of awards to employees who are officers or directors of the Company, will be constituted in a manner to permit the grants and related transactions under the Plan to be exempt from Section 16(b) of the Securities Exchange Act of 1934 in accordance with Rule 16b-3 of the Securities and Exchange Commission and which, in the case of grants that are intended to constitute performance-based compensation to “covered employees,” will be made up solely of two or more “outside directors,” as such terms are defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Performance Based Compensation

Section 162(m) of the Code limits to $1 million annually the federal income tax deduction a public corporation may claim for compensation paid to any of its top five executive officers, except in limited circumstances. One such exception is for “performance-based compensation,” which is defined as compensation paid solely on account of the attainment of one or more performance goals, but only: (1) if the goals are determined by a compensation committee of the board of directors comprised of two or more outside directors, (2) the performance goals are disclosed to stockholders and approved by a majority vote before the remuneration is paid, and (3) before the remuneration is paid, the compensation committee certifies that the performance goals and any other material terms were in fact satisfied.

Internal Revenue Service regulations provide that compensation attributable to a stock option or stock appreciation right will be deemed to satisfy the requirement that performance goals be pre-established if the grant of the award is made by a properly appointed compensation committee appointed by the board of directors; the plan under which the award is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and, under the terms of the option or award, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. In the case of all other types of awards, the performance criteria must be established within 90 days after the commencement of the period of service to which the performance goal relates, and the performance goal must be objective and capable of determination by a third party having knowledge of the relevant facts.

The Plan includes features intended to permit the Administrator to grant awards to employees that will qualify as performance-based compensation. The Plan limits the number of shares with respect to which incentive stock options, non-qualified stock options, and stock appreciation rights may be granted in any one fiscal year to any one participant to 2,000,000 shares. The Plan further provides that in the case of awards other than options or stock appreciation rights, the maximum value of any award intended to qualify as performance-based compensation granted to any employee in any fiscal year of the Company is limited to $2 million, based upon the value of the award assuming performance goals were met on the date of the award grant. The Plan provides that the Administrator may condition exercise of an award on attainment of an objective performance goal or goals based on one or more of the following performance criteria: total shareholder return, stock price, Clorox Value Measure (an economic value-added model the calculation of which links profits to investment by including a capital charge for assets employed in the business), cash value added, economic value added, operating margin, asset turnover, sales growth, asset growth, return on investment, earnings per share, return on equity, return on assets, return on capital, operating cash flow, cost of capital, net income, customer satisfaction, employee satisfaction, and personal management objectives. In establishing such performance goals, the Administrator may apply the performance criteria as a measure of the performance of any, all or any combination of the Company, any subsidiary, any division, group or other unit of the Company or a subsidiary, or any product category or categories. Partial achievement of goals may result in payment or vesting corresponding to the degree of achievement. The Administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with an award intended to qualify as performance-based compensation, but may not exercise discretion to increase the award.

Eligibility

Selected employees and consultants of the Company and its subsidiaries (including the Named Officers and directors who are employees) will be eligible to receive options and other awards under the Plan. Awards may be granted to employees and consultants of the Company and its subsidiaries residing in foreign jurisdictions under additional terms and conditions to accommodate local laws and to provide the employees favorable treatment under local laws provided that no such terms are inconsistent with the Plan.

Duration

The Plan became effective in November 1996 and will continue in effect until terminated by the board of directors, except that no award may be granted more than ten years after July 16, 1996, the date the Plan was originally adopted by the board of directors.

Adjustments

The Plan provides for adjustment in the number of shares reserved and in the shares covered by each outstanding award in the event of a stock dividend or stock split and for vesting of awards and removal of restrictions on awards automatically in the event of certain corporate transactions, including a change of ownership or control of the Company. Generally, a change of control will occur for purposes of the Plan in the event of the acquisition by any person of beneficial ownership of 20% or more, or in the case of Henkel KGaA 30% or more, of the Company’s voting stock, with certain exceptions.

Dilutive Effect

The Company’s intent is to reduce or eliminate the potential dilutive effect of the Plan. In furtherance of this goal, the board of directors approved the repurchase of shares of Common Stock on an ongoing basis which will support the reduction or elimination of dilution upon the issuance of shares pursuant to the Plan, the Executive Incentive Plan and the 1987 Long-Term Compensation Program (the predecessor to the Plan). The board’s approval of the repurchase of shares of Common Stock is not limited by any number of shares or amounts.

Options

The Plan provides that the purchase price of any incentive stock option shall be at least 100% of the fair market value of the Common Stock at the time the option is granted, and that the purchase price of any non-qualified stock option shall be not less than 100% of fair market value at the time the option is granted unless otherwise determined by the Administrator, but in no event less than 85% of the fair market value at the time the option is granted. It is the present intention of the board of directors that below fair market value options would be granted only in isolated instances. The Plan provides that the aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options may become exercisable for the first time by any individual during any calendar year may not exceed $100,000. The Administrator may provide for the payment of the purchase price in cash, by delivery of other Common Stock of the Company having a market value equal to the purchase price of such shares, or by any other method, such as delivery of promissory notes. A participant may pay the purchase price by delivery of an exercise notice accompanied by a copy of irrevocable instructions to a broker to deliver promptly to the Company sale or loan proceeds to pay the purchase price.

The Administrator may permit or require a participant to pay all or a portion of the federal, state and local taxes, including FICA and medicare withholding tax, arising in connection with the exercise of a non-qualified stock option, the vesting of a restricted stock award or the receipt or exercise of any other award, by having the Company withhold shares or by delivering shares received in connection with the award or previously acquired having a fair market value approximating the amount to be withheld.

The period of any option will be determined by the Administrator, but no stock option may be exercised after the expiration of ten years from the date it is granted. Option awards will provide rules covering the time of exercise of an option in case of retirement, death, disability or other termination of employment.

Stock Appreciation Rights

A stock appreciation right will permit the holder of the right to elect to surrender the right or a portion thereof that is then exercisable and receive, in exchange therefore, Common Stock, cash, or a combination thereof. Such cash, stock, or combination shall have an aggregate value equal to the excess of the fair market value on the date of such election of one share of Common Stock over the purchase price specified in such right multiplied by the number of shares covered by such right or portion thereof which is so surrendered. A stock appreciation right may be awarded separately or in conjunction with the award of a stock option, in which case the exercise of the stock appreciation right will correspondingly reduce the number of shares available under the option, and the exercise of the option will correspondingly reduce the number of shares to which the stock appreciation right applies.

A stock appreciation right will be exercisable upon such additional terms and conditions as may be prescribed by the Administrator in its sole discretion, but in no event shall it be exercisable after the expiration of any related stock option.

Restricted Stock Awards

Restricted stock awards will consist of Common Stock transferred to participants, without other payment therefor, as additional compensation for their services to the Company or one of its subsidiaries. Restricted stock awards will be subject to such terms and conditions as the Administrator determines are appropriate including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to reacquire such shares upon termination of the participant’s service within specified periods.

Performance Awards

The Plan permits the grant of performance awards in the form of performance units or performance shares. Performance units consist of monetary awards and performance shares consist of Common Stock or awards denominated in Common Stock, which may be earned in whole or in part if the Company achieves certain goals established by the Administrator over a designated period of time. Payment of an award earned may be in cash or in Common Stock, or in a combination of both, and may be made when earned, or may be vested and deferred, as the Administrator in its sole discretion determines. Deferred awards may earn Common Stock dividend equivalents or interest on the terms and at a rate determined by the Administrator. The Plan provides that upon the occurrence of a change in control, business combination or other corporate transaction, the performance award will be deemed to have been fully earned and be immediately payable as of the date of the change in control, business combination or corporate transaction.

Amendments and Discontinuance

The Plan is subject to amendment or termination by the board of directors without stockholder approval as deemed in the best interests of the Company, provided that no amendment shall, without stockholder approval, (i) increase the number of shares available for awards of restricted stock, stock appreciation rights, dividend equivalent rights, performance shares or performance units above the number specified under Section 2 of the Plan, (ii) extend the term of awards beyond ten years from the date of grant, (iii) reduce the minimum exercise price for options, (iv) allow awards to be exercisable prior to six months from the date of grant or (v) extend the term of the Plan. In addition, no such amendment shall, without the consent of the holder, reduce the amount of any award or adversely change the terms and conditions thereof.

The terms and conditions applicable to any awards granted and outstanding may at any time be amended, modified, or canceled by mutual agreement between the Administrator and the participant so long as any amendment or modification does not reduce the exercise price of an outstanding option.

Federal Income Tax Consequences

Under existing law and regulations, the grant of non-qualified stock options and stock appreciation rights will not result in income taxable to the employee or provide a deduction to the Company. However, the exercise of a non-qualified stock option or a stock appreciation right results in taxable income to the holder, and the Company is entitled to a corresponding deduction. At the time of the exercise of a non-qualified stock option, the amount so taxable and so deductible will be the excess of the fair market value of the shares purchased over their option price. Upon the exercise of a stock appreciation right, the participant will be taxed at ordinary income tax rates on the amount of the cash and the fair market value of the shares received by the employee, and the Company will be entitled to a corresponding deduction.

No income is recognized by an optionee when an incentive stock option is granted or exercised. If the holder holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from date of exercise, any gain realized by the holder on the disposition of the stock will be accorded long-term capital gain treatment, and no deduction will be allowed to the Company. If the holding period requirements are not satisfied, the employee will recognize ordinary income at the time of disposition equal to the lesser of (i) the gain realized on the disposition, or (ii) the difference between the option price and the fair market value of the shares on the date of exercise. Any additional gain on the disposition not reflected above will be long-term or short-term capital gain, depending upon the length of time the shares are held. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.

An employee who is granted a restricted stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the current fair market value of the shares. Any awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The Company will be entitled to a corresponding deduction when the value of the award is included in the recipient’s taxable income. The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be long-term or short-term capital gain or loss, depending upon the length of time the shares are held.

An employee may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant. If the election is made, the basis of the shares so acquired will be equal to the fair market value at the time of grant. If the election is made, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss. A participant will realize ordinary income as a result of performance awards at the time Common Stock is transferred or cash is paid in an amount equal to the value of the shares delivered plus the cash paid.

The foregoing discussion is not a complete description of the federal income tax aspects of awards under the Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable to any awards. Participants in the Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

The board of directors has approved the Plan, in an amended form, and recommends the adoption of the following resolution which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of The Clorox Company hereby approve the amendment and restatement of The Clorox Company 1996 Stock Incentive Plan, in the form of Appendix A to this proxy statement.

The persons designated in the enclosed proxy will vote your shares FOR the adoption of the amended Plan unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to approve amendment of the Plan.

PROPOSAL NO. 3:

REAPPROVAL OF THE CLOROX COMPANY EXECUTIVE INCENTIVE PLAN, IN AN AMENDED FORM

In July 2001 the Compensation Committee adopted, subject to approval by stockholders at the Annual Meeting, amendments to The Clorox Company 1996 Executive Incentive Compensation Plan (the “Executive Incentive Plan”) to:

1.	Revise the performance criteria upon which awards may be based

      2.     Increase the maximum award that may be paid to any participant from $2,000,000 to $4,000,000.

The Executive Incentive Plan provides for the awarding of bonuses to certain corporate officers or other key employees of the Company and its subsidiaries subject to the attainment of certain performance criteria.

Section 162(m) of the Code limits to $1 million annually the federal income tax deduction that public corporations may claim for compensation paid to any of their top five executive officers, except in certain limited circumstances. One such exception is for compensation based solely on the attainment of one or more performance criteria that are established by an independent compensation committee and approved by stockholders. The Executive Incentive Plan is intended to comply with this exclusion for performance-based compensation and is being submitted to stockholders for reapproval in order generally to preserve the deductibility of compensation paid under the Executive Incentive Plan.

The following summary of certain material features of the Executive Incentive Plan, as amended and restated, is qualified in its entirety by reference to the terms of the Executive Incentive Plan, a copy of which appears as Appendix B to this proxy statement.

Term

The Executive Incentive Plan became effective as of July 1, 1996 and will continue until June 30, 2006 if reapproved by the Company’s stockholders, unless amended or terminated.

Participants

Participants in the Executive Incentive Plan will be executive officers of the Company and its subsidiaries who are selected annually to participate in the Executive Incentive Plan by the Compensation Committee. It is anticipated that the participants selected by the Compensation Committee will be those officers whose compensation may be subject to the deductibility limits of Section 162(m) of the Code and will include annually fewer than 25 individuals.

Administration

The Executive Incentive Plan will be administered by the Compensation Committee, which will have authority to prescribe rules relating to the Executive Incentive Plan. The decisions of the Compensation Committee with respect to the Executive Incentive Plan will be final and conclusive.

Performance Criteria

Within 90 days after the beginning of each fiscal year, the Compensation Committee will establish for each participant an objective performance goal or goals based on one or more of the following performance criteria: total shareholder return, stock price, Clorox Value Measure (an economic value-added model the calculation of which links profits to investment by including a capital charge for assets employed in the business), economic value added, profit margin (gross or net), asset turnover, sales growth, asset growth, return on investment, earnings per share, return on equity, return on assets, return on capital, operating cash flow, cost of capital, net income, market share, working capital, customer satisfaction, and employee satisfaction. In establishing such performance goals, the Compensation Committee may apply the performance criteria as a measure of the performance of any, all or any combination of the Company, any subsidiary, any division, group or other unit of the Company or a subsidiary, or any product category or categories. The Compensation Committee will also determine the amounts of the target awards that will be paid if the performance goal or goals are met and the method by which such amounts will be calculated. In addition, at the Compensation Committee’s option, it may determine that all or any part of the award will be paid in: (i) cash, (ii) other property, (iii) shares of Common Stock, or (iv) shares of restricted stock having a value equivalent to the value of the same award if it were paid in Common Stock, which shares will be subject to such restrictions as the Compensation Committee may determine. Any issuance of Common Stock or restricted stock would be subtracted from the shares available for grant and issuance under the Plan. The award may provide for payment of all or a portion of the award in the case of the participant’s retirement, death or disability or in the case of a change in ownership or control of the Company or a subsidiary during the year. In any case, the maximum award that may be paid to any participant under the Executive Incentive Plan for any year is $4 million.

Determination of Award

At the end of each fiscal year, the Compensation Committee will determine and certify for each participant if the performance goal or goals have been met and the amount of the award, if any, to be paid. Awards will be paid to participants in cash, property, Common Stock and/or restricted stock, as applicable, following such determination and within 90 days after the end of such fiscal year. In order to reflect additional considerations relating to performance, the Compensation Committee may, in its discretion, reduce or eliminate any calculated award to be paid to a participant, but may not increase such award.

Dilutive Effect

Stock-based awards under the Executive Incentive Plan will reduce the amount of shares available for awards under the Plan. The board of directors has approved the repurchase of shares of Common Stock on an ongoing basis which will support the reduction or elimination of dilution upon the issuance of shares under the Company’s stock-based incentive plans (as described under “Dilutive Effect” on page 24).

Amendment and Termination

The Executive Incentive Plan may be amended or terminated by the Compensation Committee at any time, except that if any such amendment would require stockholder approval to maintain the qualification of awards under the Executive Incentive Plan as performance-based compensation under Section 162(m) of the Code, stockholder approval will be required.

Plan Benefits

The Compensation Committee has established performance goals and target awards under the Executive Incentive Plan for fiscal year 2002 for all executive officers of the Company. The actual awards to be paid under the Executive Incentive Plan cannot be determined at this time since the awards are dependent on the Company’s financial performance for fiscal year 2002. For fiscal year 2001, the Company did not exceed the internal corporate financial goals that were established under the Executive Incentive Plan, and, therefore, no awards were paid.

The Compensation Committee has approved the Executive Incentive Compensation Plan, in an amended form, and recommends the adoption of the following resolution which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of The Clorox Company hereby approve the amendment and restatement of The Clorox Company 1996 Executive Incentive Compensation Plan, in the form of Appendix B to this proxy statement.

The persons designated in the enclosed proxy will vote your shares FOR the adoption of the amended Executive Incentive Plan unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to approve amendment of the Executive Incentive Plan.

PROPOSAL NO. 4:

RATIFICATION OF CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the board of directors has recommended, and the board of directors has selected, Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2002. Deloitte & Touche LLP has been so engaged since 1957.

Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The board of directors recommends the adoption of the following resolution which will be presented at the Annual Meeting:

RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Deloitte & Touche LLP, certified public accountants, for the fiscal year ending June 30, 2002.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER BUSINESS

The board of directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment and Rule 14a-4 under the Securities Exchange Act of 1934.

OTHER INFORMATION

Consolidated financial statements for the Company are attached as Appendix C to this proxy statement and are included in the Annual Report on Form 10-K for the fiscal year ending June 30, 2001 filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2001 Form 10-K (excluding exhibits) may be obtained, without charge, by calling Clorox Shareholder Direct at 1-888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week.

SOLICITATION OF PROXIES

The Company does not plan to retain an outside firm in connection with the solicitation of the enclosed proxy. However, it may do so if it believes it is necessary. In addition, executive officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, personal call or via online methods.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

Stockholders who may wish to present proposals for inclusion in the Company’s proxy material and for consideration at the 2002 annual meeting must submit such proposals in writing to the secretary at the address shown on the top of the notice accompanying this proxy statement not later than June 19, 2002. Any proposal submitted with respect to the Company’s 2002 Annual Meeting of Stockholders later than June 19, 2002, will be considered untimely for purposes of Rules 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received by the Company later than September 19, 2002.

By Order of the Board of Directors

Peter D. Bewley,
Senior Vice President — General Counsel
and Secretary

October 17, 2001

APPENDIX A

THE CLOROX COMPANY

1996 STOCK INCENTIVE PLAN
Amended and Restated Effective
as of July 19, 2001

1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants of the Company and its Subsidiaries and to promote the success of the Company’s business. Definitions of capitalized terms used in the Plan are contained in the attached Glossary which is an integral part of the Plan.

2. Stock Subject to the Plan.

      (a)  Subject to the provisions of Section 9, below, the maximum aggregate number of Shares which may be issued pursuant to Awards shall be 25.5 million Shares. Notwithstanding the foregoing, (i) no more than twenty percent (20%) of the total number of Shares available for grant under the Plan may be issued as Restricted Stock, SARs, Dividend Equivalent Rights, Performance Shares or Performance Units and (ii) any Shares issued pursuant to awards under the Company’s Executive Incentive Compensation Plan granted after the date of the Board’s adoption of the Plan shall reduce on a Share for Share basis the number of Shares otherwise available under the Plan. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

      (b)  If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Award exchange program, or if any unissued Shares are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, such unissued or retained Shares shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

3. Administration of the Plan.

      (a)  Plan Administrator.

(i) Administration with Respect to Employees who are Directors and Officers. With respect to grants of Awards to Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration with Respect to Other Employees and Consultants. With respect to grants of Awards to Employees and Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

(iii) Administration with Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is composed solely of two or more Directors eligible under the Code to serve on a committee making Awards qualifying as Performance-Based Compensation.

      (b)  Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees and Consultants to whom Awards may from time to time be granted hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreement for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that no such amendment shall reduce the exercise price of outstanding Options, and provided further, that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(viii) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

      (c)  Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on the Grantees and any other holders of Awards intended by the Administrator to be affected thereby.

4. Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees and Consultants of the Company and its subsidiaries who are residing in foreign jurisdictions as the Administrator in its sole discretion may determine from time to time. The Administrator may establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan.

5. Terms and Conditions of Awards.

      (a)  Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

      (b)  Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

      (c)  Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, and payment contingencies. In the case of an Award (other than an Option or SAR) intended to qualify as Performance-Based Compensation, the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals, which shall consist of one or more of the following performance criteria: total shareholder return, stock price, Clorox Value Measure, cash value added, economic value added, operating margin, asset turnover, sales growth, asset growth, return on investment, earnings per share, return on equity, return on assets, return on capital, operating cash flow, cost of capital, net income, customer satisfaction, employee satisfaction, and personal management objectives. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and the regulations thereunder. Performance goals may differ for Awards granted to any one Grantee or to different Grantees. Achievement of performance goals in respect of Awards intended to qualify as Performance-Based Compensation shall be measured over a performance period specified in the Award of up to ten years, and the goals shall be established not later than 90 days after the beginning of the performance period applicable to the Award, or at such other date as may be required or permitted for Performance-Based Compensation. The Award may provide that partial achievement of the performance goal will result in a payment or vesting corresponding to the degree of achievement as specified in the Award. The Administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with an Award intended to qualify as Performance-Based Compensation, but may not exercise discretion to increase the award.

      (d)  Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts or Shares so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

      (e)  Award Exchange Program. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as established by the Administrator from time to time. In no event may an Award exchange program have the effect of reducing the exercise price of an outstanding Option.

      (f)  Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

      (g)  Individual Option, SAR Limit. The maximum aggregate number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company shall be two million (2,000,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 9, below. This Section 5(g) is intended to comply with the requirements for the award of Performance-Based Compensation applicable to stock options and stock appreciation rights and shall be construed in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder.

      (h)  Individual Performance-Based Compensation Limit for Awards other than Options and SARs. The maximum value of any Award (other than an Option or SAR) granted to any Employee in any fiscal year of the Company and intended to qualify as Performance-Based Compensation shall be two million dollars ($2,000,000), calculated based upon the value of the Award assuming the performance goal was met on the date of the grant of the Award. This Section 5(h) is intended to comply with the requirements for the award of Performance-Based Compensation applicable to awards other than stock options and stock appreciation rights and shall be construed in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder.

      (i)  Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable to the extent provided in the Award Agreement.

      (j)  Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee to whom an Award is so granted within a reasonable time after the date of such grant.

6. Award Exercise or Purchase Price, Consideration, and Taxes.

      (a)  Exercise of Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in the preceding clause, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator, but in no event less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of any other Award, including Restricted Stock, such price, if any, as determined by the Administrator.

      (b)  Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares under the Plan the following:

(i) cash;

(ii) check;

(iii) delivery of Grantee’s promissory note with such recourse, interest, security, and redemption provisions as the Administrator in its discretion determines as appropriate;

(iv) surrender of Shares (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

(v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price and/or related withholding taxes; or

(vi) any combination of the foregoing methods of payment.

      (c)  Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of federal, state, and local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold from Grantee an amount sufficient to satisfy such tax obligations.

7. Exercise of Award.

      (a)  Procedure for Exercise, Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement; provided that no Award may be exercisable prior to six (6) months from the date of grant.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 9, below.

      (b)  Exercise of Award Following Termination of Employment Relationship.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

(iv) Notwithstanding the foregoing, in the event of termination of a Grantee’s Continuous Service after attaining age fifty-five (55) with ten (10) or more years of Vesting Service, unless otherwise provided in the Award Agreement, each outstanding Award held by such Grantee shall become fully vested and exercisable and be released from any restrictions on transfer and repurchase or forfeiture rights for all of the Shares at the time represented by such Award.

8. Conditions Upon Issuance of Shares.

      (a)  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      (b)  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

9. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock. Such adjustment shall be made by the Administrator, and its determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

10. Corporate Transactions/ Changes of Control/ Subsidiary Dispositions.

      (a)  In the event of a Corporate Transaction, each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by such Award. Effective upon the consummation of the Corporate Transaction, all outstanding Awards under the Plan shall terminate unless assumed by the successor company or its Parent.

      (b)  In the event of a Change of Control (other than a Change of Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Change of Control, for all of the Shares at the time represented by such Award. Each such Award shall remain so exercisable until the expiration or sooner termination of the applicable Award term.

      (c)  The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Subsidiary Disposition or at the time of an actual Subsidiary Disposition and either at the time of the grant of an Award or at any time while an Award remains outstanding, to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on such Awards, in connection with a Subsidiary Disposition, but only with respect to those Grantees who are at the time engaged primarily in Continuous Service with the subsidiary corporation involved in such Subsidiary Disposition. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the affected Grantee’s Continuous Service with that subsidiary corporation within a specified period following the effective date of the Subsidiary Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Subsidiary Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award.

      (d)  The portion of any Incentive Stock Option accelerated under this Section 10 in connection with a Corporate Transaction, Change of Control or Subsidiary Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

11. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated.

12. Amendment, Suspension or Termination of the Plan.

      (a)  The Board may at any time amend, suspend or terminate the Plan, provided that no amendment shall, without the approval of the stockholders of the Company, (i) increase the number of Shares available for Awards of Restricted Stock, SARs, Dividend Equivalent Rights, Performance Shares or Performance Units above the number specified under Section 2 of the Plan, (ii) extend the term of Awards beyond ten (10) years from the date of grant, (iii) reduce the minimum exercise price for Options below the price provided under Section 6 of the Plan, (iv) allow Awards to be exercisable prior to six (6) months from the date of grant or (v) extend the term of the Plan. To the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

      (b)  No Award may be granted during any suspension or after termination of the Plan.

      (c)  Any amendment, suspension or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

13. Amendment to Prior Plans. No Awards shall be granted under the Company’s 1977 Stock Option and Restricted Stock Plans and 1987 Long Term Compensation Program on or after stockholder approval of the Plan.

14. Reservation of Shares.

      (a)  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

      (b)  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

16. Stockholder Approval. Continuance of the Plan with respect to the grant of Incentive Stock Options and grants to Covered Employees shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted, and such stockholder approval shall be a condition to the right of a Covered Employee to receive Performance-Based Compensation hereunder. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

GLOSSARY OF DEFINED TERMS

Definitions. As used in the Plan, the following definitions shall apply:

      “Administrator” means the Board or any of the Committees appointed to administer the Plan.

      “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

      “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, and the rules of any applicable stock exchange or national market system.

      “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

      “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

      “Board” means the Board of Directors of the Company.

      “Business Combination” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or entity, in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Common Stock and outstanding Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more (or, in the case of Henkel, more than the percentage limit of the Company’s issued common stock agreed to in paragraph 4(a) of the June 18, 1981 agreement between the Company and Henkel, as amended), of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

      “Change of Control” means a change in ownership or control of the Company effected through either of the following transactions:

The acquisition by any Person of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of twenty percent (20%) or more (or, in the case of Henkel, more than the percentage limit of the Company’s issued common stock agreed to in paragraph 4(a) of the June 18, 1981 agreement between the Company and Henkel, as amended) of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this paragraph, the following acquisitions shall not constitute a Change of Control: (W) any acquisition directly from the Company, (X) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person or by Henkel to more than the applicable percentage set forth above, (Y) any acquisition by any employee benefit plan

(or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (Z) any acquisition pursuant to a Business Combination which complies with clauses (i), (ii) and (iii) of the definition of “Business Combination” above; or Directors constituting the Incumbent Board cease for any reason to constitute at least a majority of the Directors.

      “Clorox Value Measure” means an economic value added model the calculation of which links profit to investment by including a capital charge for assets employed in the business.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Committee” means any committee appointed by the Board to administer the Plan.

      “Common Stock” means the common stock of the Company, as adjusted in accordance with the provisions of Section 9.

      “Company” means The Clorox Company.

      “Consultant” means any person (other than an Employee) who is engaged by the Company or any Parent or Subsidiary of the Company to render consulting or advisory services to the Company or such Parent or Subsidiary.

      “Continuous Service” means that the provision of services to the Company, any Parent, or Subsidiary, in any capacity of Employee or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

      “Corporate Transaction” means any of the following stockholder-approved transactions to which the Company is a party:

a Business Combination, or

a complete liquidation or dissolution of the Company.

      “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code at the time of an Award under the Plan.

      “Director” means a member of the Board.

      “Disability” means disability as defined in subsection 4.1(a) of The Clorox Company Disability Plan for twelve (12) consecutive months.

      “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

      “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing sales price for a Share for the last market trading day prior to the time of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange, the NASDAQ National Market or the principal securities exchange on which the Common Stock is listed for trading, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the NASDAQ Small Cap Market, in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

In the absence of an established market of the type described above, for the Common Stock, the Fair Market Value thereof shall be determined by the Administrator in good faith, and such determination shall be conclusive and binding on all persons.

      “Grantee” means an Employee who receives an Award under the Plan.

      “Henkel” means Henkel KGaA and any person controlled by Henkel KGaA.

      “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

      “Incumbent Board” means Directors who (i) are Directors as of the date of Board adoption of the Plan, (ii) were elected or nominated for election as Directors by at least a majority of the Directors described in clause (i) who were still in office at the time such election or nomination was approved by the Board, or (iii) have been nominated as a representative of Henkel KGaA pursuant to the agreement between Henkel KGaA and the Company dated July 16, 1986; provided that a person shall not be deemed an Incumbent Board member if his or her initial assumption of office as a Director was the result of an actual or threatened election contest with respect to the election or removal of Directors, or other actual or threatened solicitation of proxies or stockholder consents, by or on behalf of a Person other than the Board.

      “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

      “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      “Option” means a stock option granted pursuant to the Plan.

      “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

      “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

      “Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, securities, or a combination of cash and securities as determined by the Administrator.

      “Performance Units” means awards which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, securities or a combination of cash and securities as determined by the Administrator.

      “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

      “Plan” means this 1996 Stock Incentive Plan.

      “Restricted” means an award of Shares under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

      “Rule 16B-3 ” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

      “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation measured by appreciation in the value of Common Stock.

      “Share” means a share of the Common Stock.

      “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

      “Subsidiary Disposition” means the disposition by the Company of its equity holdings in any subsidiary corporation effected by a merger or consolidation involving that subsidiary corporation, the sale of all or substantially all of the assets of that subsidiary corporation or the Company’s sale or distribution of substantially all of the outstanding capital stock of such subsidiary corporation.

      “Vesting Service” means vesting service as defined in The Clorox Company Pension Plan.

      “Voting Securities” means voting securities of the Company entitled to vote generally in the election of Directors.

APPENDIX B

THE CLOROX COMPANY

EXECUTIVE INCENTIVE COMPENSATION PLAN
Amended and Restated Effective
as of July 1, 2001

1. Purpose. The purpose of The Clorox Company Executive Incentive Compensation Plan (the “Plan”) is to provide an incentive for corporate officers and to recognize and reward those officers. The Company’s executive officers are eligible to earn short-term incentive awards under this Plan and under the Company’s Management Incentive Compensation Plan.

2. Definitions. The following terms will have the following meaning for purposes of the Plan:

      (a)  “Award” means a bonus paid in cash, Stock and/or restricted Stock.

      (b)  “Board” means the Board of Directors of the Company.

      (c)  “Clorox Value Measure” means an economic value-added model the calculation of which links profit to investment by including a capital charge for assets employed in the business.

      (d)  “Code” means the Internal Revenue Code of 1986, as amended.

      (e)  “Committee” means the Employee Benefits and Management Compensation Committee of the Board, or such other Committee designated by the Board to administer the Plan provided that the Committee shall consist of two or more persons, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

      (f)  “Company” means The Clorox Company.

      (g)  “Participant” means a corporate officer of the Company or a Subsidiary selected by the Committee to participate in the Plan.

      (h)  “Performance Criteria” means the following measures of performance: total shareholder return, Stock price, Clorox Value Measure, economic value added, profit margin (gross or net), asset turnover, sales growth, asset growth, return on investment, earnings per share, return on equity, return on assets, return on capital, operating cash flow, cost of capital, net income, market share, working capital, customer satisfaction, and employee satisfaction.

      A Performance Criterion may be applied by the Committee as a measure of the performance of any, all, or any combination of the following: the Company, a Subsidiary, a division, group or other unit of the Company or a Subsidiary, or a particular product category or categories of the Company or a Subsidiary.

      (i)  “Performance Goal(s)” means the goal or goals established for a Participant by the Committee in accordance with Section 4(a).

      (j)  “Stock” means common stock of the Company.

      (k)  “Subsidiary” means any corporation in which the Company, directly or indirectly, controls 50 percent or more of the total combined voting power of all classes of stock.

      (l)  “Target Award” means the amount of the target award established for each Participant by the Committee in accordance with Section 4(a).

3. Term. The Plan shall be effective as of July 1, 1996 and shall continue until June 30, 2006, subject to stockholders’ approval unless re-approved by the Company’s stockholders or unless amended or terminated pursuant to Section 9 hereof.

4. Awards.

      (a)  Within 90 days after the beginning of each fiscal year of the Company (a “year”), the Committee will select Participants for the year and establish in writing (i) an objective Performance Goal or Goals for each Participant for that year based on one or more of the Performance Criteria, (ii) the specific Award amounts that will be paid to each Participant if his or her Performance Goal or Goals are achieved (the “Target Award”) and (iii) the method by which such amounts will be calculated. The Committee may specify as to each Target Award the form of payment of the Award (cash, Stock, restricted Stock, and/or other property), provided that if restricted Stock is offered as an incentive to Participants to take some or all of their Award in Stock the amount of the restricted Stock shall be specified and the Target Award, including such restricted Stock, shall not exceed the maximum Award permitted under Section 4(b). The Target Award may provide for payment of all or part of the Target Award in the case of retirement, death, disability or change of ownership of control of the Company or a Subsidiary during the year.

      (b)  The maximum Award that may be paid to any Participant under the Plan for any year will be $4 million.

      (c)  The Committee may reduce or eliminate, but may not increase, any Award calculated under the methodology established in accordance with paragraph (a) in order to reflect additional considerations relating to performance.

      (d)  As soon as practicable following each year while the Plan is in effect, the Committee shall determine and certify, for each Participant, the extent to which the Performance Goal or Goals have been met and the amount of the Award, if any, to be made. Awards will be paid to the Participants following such certification by the Committee and no later than ninety (90) days following the close of the year with respect to which the Awards are made.

      (e)  The Company shall withhold from the payment of any Award hereunder any amount required to be withheld for taxes.

5. Termination of Employment. Except as may be specifically provided in an Award pursuant to Section 4(a), a Participant shall have no right to an Award under the Plan for any year in which the Participant is not actively employed by the Company or its Subsidiaries on June 30 of such year. In establishing Target Awards, the Committee may also provide that in the event a Participant is not employed by the Company or its Subsidiaries on the date on which the Award is paid, the Participant may forfeit his or her right to the Award paid under the Plan.

6. Administration. The Plan will be administered by the Committee. The Committee will have the authority to interpret the Plan, to prescribe rules relating to the Plan and to make all determinations necessary or advisable in administering the Plan. Decisions of the Committee with respect to the Plan will be final and conclusive.

7. Unfunded Plan. Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

8. Code Section 162(m). It is the intent of the Company that all Awards under the Plan qualify as performance-based compensation for purposes of Code Section 162(m)(4)(C) so that the Company’s tax deduction for such Awards is not disallowed in whole or in part under Code Section 162(m). The Plan is to be applied and interpreted accordingly.

9. Amendment or Termination of the Plan. The Committee may from time to time suspend, revise, amend or terminate the Plan; PROVIDED, that any such amendment or revision which requires approval of the Company’s shareholders in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m)(4)(C) shall not be made without such approval.

10. Applicable Law. The Plan will be governed by the laws of California.

11. No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its Subsidiaries. The Company reserves the right to terminate any Participant at any time for any reason notwithstanding the existence of the Plan.

12. No Assignment. Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of an Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant’s death.

13. Stockholder Approval. This Plan shall be subject to approval by a vote of the stockholders of the Company at the 2001 Annual Meeting, and such stockholder approval shall be a condition to the right of any Participant to receive any benefits hereunder.

APPENDIX C

FINANCIAL HIGHLIGHTS

The Clorox Company

Years Ended June 30	2001	2000	% Change

In millions, except share and per-share amounts.

Net Sales(1)	$3,903	$3,989	-2%

Earnings before cumulative effect of change in accounting principle	$325	$394	-18%

Cumulative effect of change in accounting principle (net of tax benefit of $1)	(2)	—	—

Net Earnings	$323	$394	-18%

Stockholders’ Equity	$1,900	$1,794	6%
Per Common Share
Basic

Earnings before cumulative effect of change in accounting principle	$1.38	$1.67	-17%

Cumulative effect of change in accounting principle	(0.01)	—	—

Net Earnings	$1.37	$1.67	-18%

Diluted

Earnings before cumulative effect of change in accounting principle	$1.36	$1.64	-17%

Cumulative effect of change in accounting principle	(0.01)	—	—

Net Earnings	$1.35	$1.64	-18%

Dividends	$0.84	$0.80	5%

Stockholders’ Equity	$8.03	$7.62	5%
Weighted Average Common Shares Outstanding (in thousands)

Basic	236,149	236,108	0%

Diluted	239,483	239,614	0%

(1)	Coupon costs, previously reported as part of advertising expense, are included in net sales in fiscal year 2001. Net sales and advertising expense for fiscal year 2000 have been restated to conform to the fiscal year 2001 presentation.

MANAGEMENT’S DISCUSSION AND ANALYSIS

RESULTS OF WORLDWIDE OPERATIONS

CONSOLIDATED RESULTS

Diluted earnings per share decreased to $1.35 in fiscal year 2001 from $1.64 in fiscal year 2000, and net earnings decreased to $323 million from $394 million for the fiscal year ended June 30, 2001, as compared to the year ago period, principally due to lower net sales, inventory write-offs and restructuring and asset impairment charges, partially offset by lower administrative costs. Diluted earnings per share increased to $1.64 in fiscal year 2000 from $1.03 in fiscal year 1999, and net earnings increased to $394 million from $246 million for the fiscal year ended June 30, 2000, as compared to fiscal year 1999, primarily due to lower merger, restructuring and asset impairment costs and to improved earnings driven by volume growth and cost savings. Merger, restructuring and asset impairment costs (including inventory write-offs) had the effect of reducing diluted earnings per share by $0.27 in fiscal year 2001, by $0.11 in fiscal year 2000, and by $0.60 in fiscal year 1999.

The Company’s results reflect the January 29, 1999, merger with First Brands Corporation (“First Brands”). That merger was accounted for as a pooling of interests with all historical financial information having been restated.

Net sales in fiscal year 2001 decreased 2% from fiscal year 2000 to $3,903 million despite an increase in volumes of 1%. The decline in net sales resulted from a 1% increase in customer trade promotion spending, a 1% decrease in net sales due to foreign currency weaknesses and a 1% decrease due to unfavorable assortment and product mixes caused by a trend towards larger sizes as well as a shift to lower-margin items. Volume gains were attributable to greater shipments in the charcoal, cat litter, auto care and international businesses partly offset by lower shipments experienced by the Company’s U.S. Household Products and Canada segment.

Starting in fiscal year 2001, coupon costs are deducted from sales. Previously, such costs were included in advertising expense. Amounts for prior periods have been reclassified for comparative purposes. Such reclassifications decreased net sales by 2% in fiscal year 2000 and 3% in fiscal year 1999 from previously reported amounts. This reclassification had no impact on net earnings or earnings per share.

Net sales in fiscal year 2000 increased 3% from fiscal year 1999 to $3,989 million due to a 2% volume increase driven by product introductions and shipment gains in certain products. These gains were partly offset by volume declines in the Company’s First Brands businesses resulting from decreased trade support and coupon spending, elimination of non-core and low-margin items, changing the pricing structure for the cat litter business, and by declines in shipments of Tilex Fresh Shower daily shower cleaner products. Volume growth was positively impacted by gains in shipments of Hidden Valley dressings, Brita faucet-mount filter systems, and Kingsford and Match Light charcoal products, as well as the acquisition of the Bon Bril cleaning utensils business in Latin America.

Cost of products sold as a percentage of sales increased to 59.4% in fiscal year 2001 from 56.4% in fiscal year 2000 mostly due to the provision for inventory obsolescence of $54 million which included $39 million for inventories associated primarily with discontinued product lines, packaging and unsuccessful product launches. Higher energy, raw-material and packaging costs and an unfavorable assortment mix due to a shift to larger sizes also contributed to the increase. These write-offs and higher costs are somewhat mitigated by cost savings generated from the Company’s ongoing manufacturing initiatives, transferring auto care and Scoop Away cat litter manufacturing in-house from co-packers, and restructuring the Company’s Asia operations.

Cost of products sold as a percentage of sales increased to 56.4% in fiscal year 2000 from 56.1% in fiscal year 1999. This increase was primarily due to higher raw-material costs, start-up costs associated with the introduction of products, and the provision for inventory obsolescence of $15 million, which included a charge of $4 million relating to the write down of the Company’s fire logs inventory to its net realizable value.

These increases were partially offset by cost-savings initiatives and trade-spending efficiencies in the former First Brands businesses.

Selling and administration expenses declined 6% to $495 million in fiscal year 2001 from $525 million in fiscal year 2000. The decline represents lower commissions due to renegotiated broker rates in certain of the domestic businesses as well as the impact of the fiscal year 2000 acquisition of a distribution business in Argentina, lower market-research expenditures, reductions in corporate overhead and lower costs resulting from restructuring the Company’s Asia operations in the prior year. These savings are partially offset by higher spending in Latin America to support volume growth. Selling and administrative expenses declined by 5% to $525 million in fiscal year 2000 from $554 million in fiscal year 1999 due to the ongoing benefit of including the former First Brands businesses; savings from lower commission expense primarily due to the consolidation of the Company’s broker network; the consolidation of the Company’s logistic network; and bringing sales and distribution activities in-house in major Latin America markets.

Advertising expense as a percentage of sales was 9% in fiscal years 2001, 2000 and 1999. Advertising expense in fiscal year 2001 as compared with fiscal year 2000 reflects higher media expenditures to support the cat litter and Glad businesses offset by decreased noncoupon promotional spending in the auto care business. The increase in advertising expense in fiscal year 2000 as compared with fiscal year 1999 of $14 million reflects higher media spending to support new product launches.

Merger, restructuring and asset impairment costs of $59 million, $36 million and $180 million were recognized in fiscal years 2001, 2000 and 1999, respectively. In fiscal year 2001, the $59 million of restructuring and asset impairment reflects charges resulting from the Company’s review of its operations, which it announced in December 2000. The Company will be conducting this review over calendar year 2001 and anticipates incurring additional charges associated with actions that will streamline certain of the Company’s manufacturing operations.

As previously announced, by the end of fiscal year 2002, the Company anticipates that restructuring, asset impairment and inventory write-offs, resulting from the Company’s current operations review, will total approximately $200 million. As of June 30, 2001, the Company has recognized $98 million, of which $59 million has been recorded for restructuring and asset impairment and $39 million, relating to inventory write-offs, has been included in cost of products sold. Restructuring and asset impairment for fiscal year 2001 included $34 million for the write off of equipment no longer necessary due to changes in technology, elimination of redundancies and discontinued product lines, $15 million for the closure of the Company’s Wrens, Ga., cat litter plant and the planned transfer of the Jonny Cat clay litter production to a third-party manufacturer, $7 million for the write off of intangible assets, and $3 million for severance and other restructuring costs.

In fiscal year 2000, the $36 million of charges included $23 million of First Brands merger-related charges related to the consolidation of First Brands distribution centers, relocation and retention bonuses paid to former First Brands employees; $11 million of restructuring and asset impairment related to the restructuring of the Company’s Asia operations; and a $2 million asset impairment charge related to the Company’s fire logs business.

In fiscal year 1999, the $180 million of charges included $36 million of merger-related charges recognized in connection with the First Brands merger, $53 million of other restructuring costs and $91 million of provisions for asset impairment. Restructuring activities in fiscal year 1999 primarily related to the consolidation of administration and distribution functions; the reduction in employee headcount primarily at the First Brands’ headquarters location in Danbury, Conn., and at sales offices; and the termination of related leases and other contracts. Asset impairment losses recognized in fiscal year 1999 were for the write off of software development and other costs incurred by First Brands before the merger, and the write down, to expected realizable value, of certain insecticide and international intangible assets.

Interest expense in fiscal year 2001 as compared with fiscal year 2000 decreased by $10 million due to the Company’s ability to reduce short-term borrowings using excess cash flow from operations. Interest expense in fiscal year 2000 as compared to fiscal year 1999 remained relatively flat year over year. Rising interest rates in fiscal year 2000 were offset by the effect of refinancing First Brands debt in fiscal year 1999.

Other expense, net in fiscal year 2001 as compared with fiscal year 2000 increased by $12 million due to higher amortization of intangibles resulting from acquisitions made in fiscal year 2001 and lower equity and royalty income. Other expense, net in fiscal year 2000 as compared to fiscal year 1999 remained unchanged year over year. Lower amounts of equity and royalty income were mostly offset by decreased amortization of intangibles and higher interest income.

The effective tax rate was 33.3%, 36.7% and 42.8% in fiscal years 2001, 2000 and 1999, respectively. The decrease in the tax rate from 36.7% in fiscal year 2000 to 33.3% in fiscal year 2001 was due primarily to the reversal of deferred tax liabilities on foreign earnings as a result of the Company’s increasing ability to utilize foreign tax credits and due to the adjustment of prior year tax accruals. The reduction in the effective tax rate from 42.8% in fiscal year 1999 to 36.7% in fiscal year 2000 was primarily attributable to the tax effect of merger, restructuring and asset impairment costs, which were not deductible in fiscal year 1999.

The cumulative effect of the change in accounting principle of $2 million (net of tax benefit of $1 million) was recognized as a transition adjustment due to the implementation of the Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The Company adopted SFAS No. 133, as amended, effective July 1, 2000.

SEGMENT RESULTS

U.S. Household Products and Canada

Fiscal Year 2001 vs. Fiscal Year 2000: U.S. Household Products and Canada’s net sales decreased by 3% from fiscal year 2000 and earnings before tax decreased by 6% from fiscal year 2000.

The decline in net sales was caused by a 2% decrease in volumes, an unfavorable assortment mix resulting from a shift towards larger sizes, and higher trade-promotion spending. The segment’s volume decline follows a year in which 21 new products were introduced and the economy softened. Laundry and home care’s volume decline of 1% resulted from lower shipments of Clorox disinfecting spray due to increased competitive activity and discontinued dry Clorox bleach and Clorox FreshCare dry cleaning product; these volume declines were partly offset by increases in shipments of Ultra Clorox liquid bleach. Brita’s shipments decreased 8% from the prior year despite the Company’s advertising and marketing efforts to improve shipments of Brita pour-through pitchers and filters. Partially offsetting this decline were increased shipments of Brita faucet-mount systems and Brita Fill & Go sports bottles.

The decline in net earnings before tax resulted from lower volumes, an unfavorable assortment mix and higher raw material costs and trade spending, partly offset by costs savings generated from manufacturing initiatives and lower advertising costs.

Fiscal Year 2000 vs. Fiscal Year 1999: U.S. Household Products and Canada’s fiscal year 2000 net sales increased by 5% while earnings before tax decreased by 2% from fiscal year 1999.

The improvement in net sales reflected the positive impact of product introductions including Clorox disinfecting spray and wipes, Liquid-Plumr Foaming Pipe Snake drain cleaner, Meadow Fresh Pine-Sol cleaner, Ultra Clorox liquid bleach, Clorox FreshCare dry cleaning product and Brita Fill & Go sports bottle. Partially offsetting these revenue gains were declines in net sales of Tilex Fresh Shower daily shower cleaner.

Earnings before tax were impacted by higher product costs and advertising expenditures. Higher resin and corrugated costs, start-up costs for product launches, higher product costs in the Brita business due to an increase in production of faucet-mount filter systems introduced in late fiscal year 1999 and additional components in the Brita pitchers, all contributed to the increase in cost of products sold. Advertising expenditures also increased over the prior year due to the introduction of Ultra Clorox liquid bleach and other new products.

U.S. Specialty Products

Fiscal Year 2001 vs. Fiscal Year 2000: U.S. Specialty Products’ fiscal year 2001 net sales decreased 1% from the prior year despite a 2% increase in volumes from fiscal year 2000. Earnings before tax for the segment declined 8% from fiscal year 2000.

The net sales decrease of 1% was due to higher trade-promotion spending. The 2% volume growth was driven by higher volumes in the seasonal, cat litter and auto care businesses, offset by declines in the food and Glad bags and wrap businesses. Seasonal’s increased volumes of 6% from the prior year reflect greater charcoal shipments boosted by marketing support and a narrowing price spread with private label products. The 5% increase in cat litter’s volumes came from the prior year launch of Fresh Step crystals cat litter, higher Scoop Away cat litter volumes due to the price rollback in June of the prior year, and the relaunch of Scoop Away cat litter along with increased advertising and trade spending. These increases were partly offset by poorer performance early in the year due to difficulties experienced in the execution of a packaging conversion and a cat toy promotion. The 4% increase in auto care’s shipments resulted from the introduction of Armor All cleaning and protectant wipes. Offsetting volume gains in these businesses were declines in the food and the Glad bags and wraps businesses. The 5% volume decline in the food business reflects signs of slowing growth in salad dressing consumption and intense competitive pressure in this category that resulted in decreased consumption in Hidden Valley dressings. The Glad bags and wraps business volumes decreased 2% from the prior year despite signs of volume improvement seen in the fourth quarter of fiscal year 2001. Driving the fourth quarter volume improvement were higher shipments in the GladWare line of containers.

The decline in net earnings before tax resulted from an unfavorable assortment mix, higher raw material and energy-related costs, costs associated with product and packaging improvements for the relaunch of Scoop Away cat litter, and greater advertising and trade spending. Offsetting these decreases were savings achieved by transferring auto care and Scoop Away cat litter manufacturing in-house from co-packers and other manufacturing cost-savings initiatives.

Fiscal Year 2000 vs. Fiscal Year 1999: U.S. Specialty Products’ fiscal year 2000 net sales remained relatively flat from the prior year while earnings before tax increased 8% over the prior year.

Net sales remained relatively flat due to lower volumes from the former First Brands businesses offset by the favorable results of eliminating First Brand’s inefficient trade-promotion and coupon spending practices. Sales volumes decreased in the auto care, Glad and cat litter businesses due to the Company’s strategic integration of former First Brands businesses. Auto care volumes declined due to the elimination of approximately one-half of the STP product line in an effort to focus on more strategic and higher-margin products. Volumes in the Glad business were lower than the prior year due to the elimination of non-core and low-margin items. Cat litter volumes also declined due to reducing the number of cat litter items, decreasing spending for trade promotions and changing the price structure. This decline in volume was offset by higher volumes resulting from the introductions of K C Masterpiece marinades and GladWare disposable container products and gains in shipments of Hidden Valley dressings and Kingsford and Match Light charcoal products.

Earnings before tax increased 8% over the prior year due principally to cost-savings initiatives. Cost savings were achieved from shifting the manufacturing of certain auto care products from contract packers to Company facilities, eliminating unprofitable product lines from the First Brands businesses, reductions in inefficient coupon spending partially offset by increased focus on media spending, and efficiencies gained from integrating former First Brands businesses. These cost savings were partially offset by higher resin costs.

International Operations

Fiscal Year 2001 vs. Fiscal Year 2000: International’s earnings before tax increased 4% while net sales decreased 4%. Despite a volume increase of 5%, the decrease in net sales was due to foreign currency weaknesses in Australia, New Zealand and most Latin America countries and higher trade-promotion spending. Had it not been for the negative impact of foreign currency devaluations, international’s net sales would have increased 2%. The increase in volumes from the prior year resulted from the prior-year acquisitions of Bon Bril cleaning utensils businesses in certain Latin American countries, the recent launch of Poett and other fragranced cleaners in Argentina, Chile, Mexico, Brazil, Peru, Panama and Venezuela, and increased insecticide consumption in Korea. The increase in earnings before tax was generated from the restructuring of the Company’s Asia operations, lower commission expense resulting from the prior-year acquisition of a distribution business in Argentina, and the Company’s ongoing efforts to improve operating margins.

Fiscal Year 2000 vs. Fiscal Year 1999: International’s fiscal year 2000 earnings before tax increased 35% from fiscal year 1999, due mostly to a 4% increase in net sales as well as the impact of cost savings from the integration of the sales force and distribution network in Latin America. Net sales reflect an 8% increase in volumes driven primarily by new product launches in Latin America and the acquisitions of Bon Bril cleaning utensils businesses in Latin America and the Astra rubber gloves business in Australia, partly offset by higher promotional spending.

Corporate, Interest and Other

Fiscal Year 2001 vs. Fiscal Year 2000: “Corporate, Interest and Other” loss before tax increased 15% from fiscal year 2000 to fiscal year 2001 due to the recognition of restructuring and asset impairment costs, offset by lower interest expense.

Fiscal Year 2000 vs. Fiscal Year 1999: “Corporate, Interest and Other” loss before tax improved 24% from fiscal year 1999 to fiscal year 2000 mostly due to the impact of merger-related charges incurred in fiscal year 1999, and not in fiscal year 2000, and a decrease in pension costs resulting from changes in actuarial assumptions.

FINANCIAL POSITION AND LIQUIDITY

Cash Flows from Operations

The Company’s financial position and liquidity remains strong due to continuing cash flow provided by operations during fiscal years 2001, 2000 and 1999. Cash provided by operations was $747 million in fiscal year 2001, $681 million in fiscal year 2000 and $617 million in fiscal year 1999.

Net cash provided by operations increased 10% in fiscal year 2001 as compared to fiscal year 2000. The increase in cash provided by operations in fiscal year 2001 is attributable to improved management of working capital. Working capital changes from fiscal year 2000 included decreases in accounts receivable and inventories and an increase in accrued liabilities, offset partially by lower accounts payable. The decrease in accounts receivable is due to a decrease in net sales for the month of June 2001 versus June 2000 and successful collection of some past due receivables. Lower inventory levels in fiscal year 2001 reflect better inventory management and a decrease in seasonal product inventories. Inventory levels were favorably impacted due to management’s continuing efforts to optimize inventories and to eliminate underperforming stock keeping units. Seasonal product inventories were lower than planned due to stronger sales in charcoal during the fourth quarter of this year versus the year ago quarter. The decrease in accounts payable is related to lower raw-material purchases consistent with the decline in inventories and the effect resulting from the discontinuation of certain products.

The increase in cash provided by operations in fiscal year 2000, as compared to fiscal year 1999, is principally attributable to higher earnings and increased cash effects from an improved working capital position. Working capital changes from fiscal year 1999 included increases in accounts receivable, inventories and other current assets, and lower restructuring liabilities; these working capital increases were offset by increases in accounts payable and accrued liabilities. The 4% increase in accounts receivable over the prior year corresponded with a 5% increase in net sales in the fourth quarter. Higher inventory levels in fiscal year 2000 reflected the impact from new product introductions, and a build of charcoal inventories due to unseasonably cool weather. Other current assets increased mostly due to the short-term classification of the

Argentine forward-purchase agreement, which matured in fiscal year 2001. Increases in accounts payable and accrued liabilities are partly attributable to higher purchases and accruals resulting from new product launches.

Borrowing Information

The Company’s overall level of indebtedness (both short-term and long-term debt) decreased $359 million from $1,363 million at June 30, 2000, to $1,004 million at June 30, 2001, as excess cash provided by operations was used to reduce commercial paper borrowings and repay a $142 million short-term note due in March 2001. In February 2001, the Company increased its borrowings with the issuance of $300 million of 6.125% unsecured senior unsubordinated notes due in February 2011.

In fiscal year 2000, the Company reduced certain of its long-term financing agreements, entered into a $236 million Canadian dollar denominated commercial paper agreement that is hedged with a forward currency contract for the same amount, and entered into a 7.38% short-term bank loan totaling $142 million, which was paid when due in March 2001.

Acquisitions

During fiscal year 2001, the Company invested $126 million in new businesses. The Company acquired for $122 million (or $116 million, net of cash acquired) from Brita GmbH the rights to the Brita trademark and other intellectual property in North and South America, an increase in the Company’s ownership from 50% to 100% in Brita Limited and Brita South America Inc., and certain other net assets. The Company also increased its ownership to 100% in its two joint ventures in Costa Rica, previously 49% and 51% owned. The investments in Brita Limited, Brita South America Inc. and Costa Rica were previously accounted for under the equity method of accounting and are fully consolidated from the date of acquisition. These acquisitions were accounted for as purchases and were funded using a combination of cash and debt.

During fiscal year 2000, the Company invested $120 million in new international businesses. These acquisitions included the Bon Bril cleaning utensils businesses in Colombia, Venezuela and Peru, the Agrocom S.A. distribution business in Argentina, an increase in ownership to 100% in Clorox de Colombia S.A. (formerly Tecnoclor S.A. and previously 72% owned) and the Astra rubber gloves business purchased in Australia.

During fiscal year 1999, the Company invested $116 million in new businesses, including the U.S. acquisition of the Handi Wipes and Wash’n Dri businesses. International acquisitions included the Mistolin bleach and household cleaners business in Venezuela, the Homekeeper insecticide business in Korea, the Gumption household cleaner business in Australia, as well as a 12% increase in ownership in the Company’s joint venture in Colombia, Clorox de Colombia S.A.

Capital Expenditures

Capital expenditures were $192 million in fiscal year 2001, $158 million in fiscal year 2000 and $176 million in fiscal year 1999. In fiscal year 2001, capital expenditures included the Company’s purchases of property, plant and equipment and $41 million of expenditures for the Company’s new enterprise resource planning system and customer relationship management system. The Company will be implementing these systems over the next three calendar years, with total implementation costs estimated to be approximately $250 million. Approximately $150 million represents incremental spending over and above previously planned spending on systems projects. Total expenditures for the fiscal year ended June 30, 2001 were $47 million, of which $41 million were capitalized as property, plant and equipment and other assets and $6 million were recorded as selling and administration expense.

Common Stock Dividends, Company Stock Purchases and Stock Authorization Information

Dividends paid in fiscal years 2001, 2000 and 1999 were $199 million, or $0.84 per share; $189 million, or $0.80 per share; and $162 million, or $0.71 per share, respectively. Also, on July 18, 2001, the Company announced a regular quarterly dividend of $0.21 per share.

Treasury share purchases and related premiums were $10 million in fiscal year 2001; $135 million, or 3,123,000 shares in fiscal year 2000; and $33 million, or 800,000 shares in fiscal year 1999. Purchases made in fiscal year 2000 were under a common stock repurchase and hedging program authorized in August 1999 by the Board of Directors. The purpose of that program was to reduce or eliminate dilution when shares are issued in accordance with the Company’s various stock compensation plans. Prior to August 1999, the Company had canceled a prior share repurchase and hedging program (previously authorized in September 1996 by the Board of Directors to offset the dilutive effects of employee stock exercises) when it merged with First Brands. Purchases made in fiscal year 1999 were under the share repurchase and hedging program authorized in September 1996. In August 2001, the Company’s Board of Directors authorized the Company to repurchase up to $500 million of the Company’s common stock over a two- to three-year period. This program is in addition to the program approved in August 1999.

At June 30, 2001, the Company had three share repurchase agreements totaling approximately $246 million, whereby the Company contracted for future delivery of 2,260,000 shares each on September 15, 2002 and on September 15, 2004, at a strike price of $43 per share, and for future delivery of 1,000,000 shares on November 1, 2003 at a strike price of $51.70 per share.

Liquidity

In fiscal years 2001, 2000 and 1999, cash flows from operations exceeded cash requirements to fund acquisitions, capital expenditures, dividends and scheduled debt service. The Company believes that cash flow from operations, supplemented by financing expected to be available from external sources, will provide sufficient liquidity for the foreseeable future. At June 30, 2001, the Company had credit agreements with available credit lines totaling $800 million, which expire on dates through April 2002. These agreements are available for general corporate purposes and for the support of additional commercial paper. There were no borrowings under these agreements at June 30, 2001. The Company’s credit agreements have some limitations and restrictive covenants and require maintenance of a minimum net worth of $704 million. The most restrictive of covenants limits certain sale and leaseback transactions to the greater of $100 million or 15% of the Company’s consolidated net tangible assets.

Based on the Company’s working capital requirements, the current availability under its credit agreements, and its ability to generate positive cash flows from operations in the future, the Company does not believe that such limitations will have a material effect on the Company’s long-term liquidity. The Company believes that it will have the funds necessary to meet all of its above described financing requirements and all other fixed obligations. Should the Company undertake strategic acquisitions, requiring funds in excess of its current cash reserves and available credit lines, it might be required to seek additional debt or equity financing. Depending upon conditions in the financial markets, the availability of acceptable terms, and other factors, the Company may consider the issuance of debt or other securities to finance acquisitions, to refinance debt or to fund other activities for general business purposes.

MARKET-SENSITIVE DERIVATIVES AND FINANCIAL INSTRUMENTS

The Company is exposed to the impact of interest rates, foreign currency fluctuations, commodity prices and changes in the market value of its investments. The Company has certain restrictions on the use of derivatives, including a prohibition of the use of any leveraged instrument. Derivative contracts are entered into for non-trading purposes with several major credit worthy institutions, thereby minimizing the risk of credit loss. In the normal course of business, the Company employs practices and procedures to manage its exposure to changes in interest rates, foreign currencies and commodity prices using a variety of derivative instruments.

The Company’s objective in managing its exposure to changes in interest rates, foreign currencies and commodity prices is to limit the impact of fluctuations on earnings, cash flow and, in the case of interest rate changes, to manage interest rate exposure. To achieve its objectives, the Company uses swaps and forward and futures contracts to manage its exposures to interest rate changes, foreign currency fluctuations and commodity pricing risks.

For fiscal years 2001 and 2000, the Company’s exposure to market risk has been estimated using sensitivity analysis, which is defined as the change in the fair value of a derivative or financial instrument assuming a hypothetical 10% adverse change in market rates or prices. The results of the sensitivity analysis are summarized below. Actual changes in interest rates or market prices may differ from the hypothetical changes.

The Company has market risk exposure to changing interest rates. Interest rate risk is managed through the use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate risk exposures when appropriate, based on market conditions. These instruments have the effect of converting fixed rate instruments to floating, or floating to fixed. Changes in interest rates would result in gains or losses in the market value of the Company’s fixed-rate debt instruments and the Company’s interest rate swap agreements that convert debt instruments from floating to fixed, due to differences between current market rates and the rates implicit for these instruments. Based on the results of the sensitivity analysis, at June 30, 2001 and 2000, the Company’s estimated market exposure for interest rates was $16 million and $10 million, respectively.

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts and similar instruments. The Company’s foreign currency transactional exposures exist primarily with the Canadian, Australian and New Zealand dollars. The Company also had certain positions in the Argentine peso, with no hedging designations. The foreign exchange sensitivity analysis includes forward contracts and other financial instruments affected by foreign exchange risk. Based on the hypothetical change in foreign currency exchange rates, the net unrealized losses at June 30, 2001, and 2000 would be $12 million and $23 million, respectively.

Commodity futures and swap contracts are used to manage cost exposures on certain raw material purchases with the objective of ensuring relatively stable costs for these commodities. The Company also had a commodity purchase contract with no hedging designation. The commodity price sensitivity analysis includes commodity futures and swap contracts affected by commodity price risk. Based on the results of the sensitivity analysis, at June 30, 2001, and 2000, the Company’s estimated market exposure for commodity prices was $11 million and $14 million, respectively.

ENVIRONMENTAL MATTERS

The Company is committed to an ongoing program of comprehensive, long-term environmental assessment of its facilities. This program is monitored by the Company’s Department of Health, Safety and Environment with guidance from legal counsel. During each facility assessment, compliance with applicable environmental laws and regulations is evaluated and the facility is reviewed in an effort to identify possible future environmental liabilities. The Company believes that there are no potential future environmental liabilities that will have a material adverse effect on its financial position or future operating results, although no assurance can be given with respect to the ultimate outcome of any such matters. This premise is based on the accrual for such costs as of June 30, 2001, and the probable future costs of such environmental claims and actions without an offset for expected insurance recoveries or discounting for present value.

ACCOUNTING AND REPORTING CHANGES

In December 1999, the Securities and Exchange Commission (“SEC”) issued SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as amended. SAB No. 101, as amended, summarizes the SEC’s views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 at June 30, 2001, and it did not have a material impact on the Company’s financial statements.

Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The affect of this new standard was a reduction of net earnings of $2 million (net of tax benefit of $1 million), which was recognized as a cumulative effect of a change in accounting principle and an increase in other comprehensive income of $10 million (net of tax of $7 million). The ongoing effects will depend on future market conditions and the Company’s hedging activities.

In July 2000, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 00-14, “Accounting for Coupons, Rebates and Discounts,” which addresses both the accounting for sales subject to rebates and revenue sharing arrangements as well as coupon costs and discounts. The Company adopted EITF No. 00-14 effective June 30, 2001. Coupon and consumer rebate sales incentives are now recognized as a reduction in net sales, rather than as expense. The impact of adopting this consensus reduced both net sales and advertising expense by $94 million and $117 million, in fiscal years 2000 and 1999, respectively, and prior years have been restated to reflect these changes.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “ Goodwill and Other Intangible Assets.” SFAS No. 141 will apply to all business combinations that the Company enters into after June 30, 2001, and eliminates the pooling-of-interests method of accounting. SFAS No. 142 eliminates the amortization of goodwill and intangible assets having indefinite lives and requires that annual reviews for impairment be made for such assets on a “fair value basis.” Intangible assets with definitive lives will continue to be amortized. This standard applies to all goodwill and intangible assets acquired after June 30, 2001, as well as goodwill and intangible assets existing at that date. The new standard will require the Company to review its goodwill and intangible assets to determine which assets will no longer be amortized, and which assets may require a change in their amortizable lives; and to assess potential asset impairment, measured on a “fair value basis.” The Company is currently reviewing the new standards and adopted the new standards effective July 1, 2001. The Company has not determined the effect on earnings of the provision to cease amortization of goodwill, nor has it completed the required tests for impairment. The Company had net brands, trademarks, patents and other intangibles of $1,574 million at June 30, 2001, and had related amortization expense of $60 million, $55 million and $61 million in fiscal years 2001, 2000 and 1999 respectively.

CAUTIONARY STATEMENT

Except for historical information, matters discussed above and in the financial statements and footnotes, including statements about future plans, objectives, expectations, growth or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those discussed in this Appendix C to the Company’s 2001 Proxy Statement. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in “Forward-Looking Statements and Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2001, which is expected to be filed with the SEC on or about September 28, 2001, and in subsequent SEC filings. Those factors include, but are not limited to, marketplace conditions and events, the Company’s actual cost performance, implementation of the Company’s new enterprise resource planning and customer relationship management systems, risks inherent in litigation and international operations, the success of new products, the integration of acquisitions and mergers, divestiture of non-strategic businesses and environmental, regulatory and intellectual property matters. These forward-looking statements speak only as of the date of this document.

CONSOLIDATED STATEMENTS OF EARNINGS

The Clorox Company

Years ended June 30	2001	2000	1999

In millions, except share and per-share amounts.

Net Sales	$3,903	$3,989	$3,886

Costs and Expenses

Cost of products sold	2,319	2,250	2,181

Selling and administration	495	525	554

Advertising	352	371	357

Research and development	67	63	63

Merger, restructuring and asset impairment	59	36	180

Interest expense	88	98	97

Other expense-net	36	24	24

Total Costs and Expenses	3,416	3,367	3,456

Earnings before income taxes and cumulative effect of change in accounting principle	487	622	430

Income taxes	162	228	184

Earnings before cumulative effect of change in accounting principle	325	394	246

Cumulative effect of change in accounting principle (net of tax benefit of $1)	(2)	—	—

Net Earnings	$323	$394	$246

Earnings per Common Share
Basic

Earnings before cumulative effect of change in accounting principle	$1.38	$1.67	$1.05

Cumulative effect of change in accounting principle	(0.01)	—	—

Net Earnings	$1.37	$1.67	$1.05

Diluted

Earnings before cumulative effect of change in accounting principle	$1.36	$1.64	$1.03

Cumulative effect of change in accounting principle	(0.01)	—	—

Net Earnings	$1.35	$1.64	$1.03

Weighted Average Common Shares Outstanding (in thousands)

Basic	236,149	236,108	235,364

Diluted	239,483	239,614	240,002

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

The Clorox Company

Years ended June 30	2001	2000

In millions, except share and per-share amounts.

Assets
Current Assets

Cash and cash equivalents	$251	$254

Receivables-net	514	624

Inventories	281	376

Other current assets	57	200

Total Current Assets	1,103	1,454

Property, Plant and Equipment — Net	1,046	1,079

Brands, Trademarks, Patents and Other Intangibles — Net	1,574	1,536

Investments in Affiliates	90	110

Other Assets	182	174

Total	$3,995	$4,353

Liabilities and Stockholders’ Equity
Current Liabilities

Notes and loans payable	$117	$768

Current maturities of long-term debt	202	5

Accounts payable	314	378

Accrued liabilities	436	387

Income taxes payable	—	36

Total Current Liabilities	1,069	1,574

Long-term Debt	685	590

Other Liabilities	194	204

Deferred Income Taxes	147	191

Stockholders’ Equity

Common stock, $1.00 par value, 750,000,000 shares authorized, 249,826,934 shares issued and 236,691,020 and 235,361,130 shares outstanding at June 30, 2001, and 2000, respectively	250	250

Additional paid-in capital	195	175

Retained earnings	2,142	2,020

Treasury shares, at cost, 13,135,914 and 14,465,804 shares at June 30, 2001, and 2000, respectively	(441)	(451)

Accumulated other comprehensive net losses	(235)	(183)

Unearned compensation	(11)	(17)

Stockholders’ Equity-Net	1,900	1,794

Total	$3,995	$4,353

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

The Clorox Company

					Accumulated
		Additional			Other
	Common	Paid-in	Retained	Treasury	Comprehensive	Unearned		Comprehensive
	Stock	Capital	Earnings	Shares	Net Losses	Compensation	Total	Income

In millions, except per-share
amounts.

Balance, June 30, 1998	$249	$8	$1,735	$(392)	$(116)	$(11)	$1,473
Comprehensive Income

Net earnings			246				246	$246

Translation adjustments					(43)		(43)	(43)

Minimum pension liability adjustments					(1)		(1)	(1)

Total Comprehensive Income								$202

Dividends ($.71 per share)			(162)				(162)

Employee stock plans and other	1	68	(3)	33		(9)	90

Treasury stock purchased and related premiums				(33)			(33)

Balance, June 30, 1999	250	76	1,816	(392)	(160)	(20)	1,570
Comprehensive Income

Net earnings			394				394	$394

Translation adjustments					(23)		(23)	(23)

Total Comprehensive Income								$371

Dividends ($.80 per share)			(189)				(189)

Employee stock plans and other		35	(1)	21		3	58

Treasury stock purchased and related premiums		(12)		(135)			(147)

Settlement of share repurchase obligations and option contracts		76		55			131

Balance, June 30, 2000	250	175	2,020	(451)	(183)	(17)	1,794
Comprehensive Income

Net earnings			323				323	$323

Translation adjustments					(54)		(54)	(54)

Minimum pension liability adjustments					(3)		(3)	(3)

Cumulative effect and change in valuation of derivatives (net of tax benefit of $2)					5		5	5

Total Comprehensive Income								$271

Dividends ($.84 per share)			(199)				(199)

Employee stock plans and other		20	(2)	20		6	44

Treasury stock purchased and related premiums				(10)			(10)

Balance, June 30, 2001	$250	$195	$2,142	$(441)	$(235)	$(11)	$1,900

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

The Clorox Company

Years ended June 30	2001	2000	1999

In millions.

Operations:

Net earnings	$323	$394	$246

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation and amortization	225	201	202

Deferred income taxes	(41)	(16)	(29)

Merger, restructuring and asset impairment	59	7	91

Other	19	11	(14)

Cash effects of changes in (excluding effects of businesses acquired):

Accounts receivable	123	(10)	24

Inventories	90	(50)	48

Other current assets	8	(3)	2

Accounts payable and accrued liabilities	(78)	144	(5)

Income taxes payable	19	3	52

Net cash provided by operations	747	681	617

Investing Activities:

Capital expenditures	(192)	(158)	(176)

Acquisitions, net of cash acquired	(126)	(120)	(116)

Proceeds from disposals of property, plant and equipment	6	3	16

Other	(24)	15	(37)

Net cash used for investing	(336)	(260)	(313)

Financing Activities:

Notes and loans payable, net	(651)	34	(232)

Collection of prepaid forward contract	150	—	—

Long-term borrowings	310	5	205

Long-term repayments	(19)	(117)	(16)

First Brands receivables financing program — net	—	—	(100)

Cash dividends	(199)	(189)	(162)

Treasury stock purchased and related premiums	(10)	(135)	(33)

Settlement of share repurchase obligations and option contracts	—	76	—

Issuance of common stock for employee stock plans, and other	12	27	64

Net cash used for financing	(407)	(299)	(274)

Effect of exchange rate changes on cash and cash equivalents	(7)	—	—

Net increase (decrease) in cash and cash equivalents	(3)	122	30

Cash and cash equivalents:

Beginning of year	254	132	102

End of year	$251	$254	$132

Supplemental Cash Flow Information:

Cash paid for:

Interest (net of amounts capitalized)	$83	$92	$98

Income taxes	156	166	85

Non-cash transactions:

Share repurchase and other obligations	$—	$55	$—

Acquisitions:

Fair value of assets net of cash acquired	132	129	116

Less liabilities assumed	(6)	(9)	—

Acquisitions net of cash acquired	$126	$120	$116

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

1.  Significant Accounting Policies

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

The Company is principally engaged in the production and marketing of nondurable consumer products through grocery stores, mass merchandisers and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. Minority investments in foreign entities are accounted for under the equity method, the most significant of which is an equity investment in Henkel Iberica, S.A. of Spain. All significant intercompany transactions and accounts are eliminated in consolidation.

The Company’s results reflect the January 29, 1999 merger with First Brands Corporation (“First Brands”), which was accounted for as a pooling of interests. Pursuant to the merger agreement, First Brands stockholders obtained the right to receive .349 of a share of the Company’s common stock in exchange for each share of First Brands common stock, with cash paid in lieu of fractional shares. Pursuant to the merger, 40.3 million shares of First Brands common stock were converted into 28.2 million shares of the Company’s common stock. In addition, options to acquire 1.8 million shares of First Brands’ common stock were converted to 1.2 million options to acquire shares of the Company’s common stock. In connection with the merger, the Company also assumed approximately $435 of First Brands debt. All historical financial information has been restated to include First Brands.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from estimates and assumptions made.

ACCOUNTING AND REPORTING CHANGES

In December 1999, the Securities and Exchange Commission (“SEC”) issued SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as amended. SAB No. 101, as amended, summarizes the SEC’s views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 at June 30, 2001, and it did not have a material impact on the Company’s financial statements.

In March 2000, the Financial Accounting Standards Board (“FASB”) issued guidance on stock compensation issues in the form of FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of Accounting Principles Board (“APB”) Opinion No. 25.” The interpretation clarifies the application of APB Opinion No. 25 for certain issues. The Company adopted the interpretation beginning July 1, 2000, and it did not significantly impact the fiscal year 2001 financial statements.

Effective July 1, 2000, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

1.  Significant Accounting Policies (Continued)

derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The affect of this new standard was a reduction of net earnings of $2 (net of tax benefit of $1), which was recognized as a cumulative effect of a change in accounting principle and an increase in other comprehensive income of $10 (net of tax benefit tax of $7). The ongoing effects will depend on future market conditions and the Company’s hedging activities.

In July 2000, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 00-14, “Accounting for Coupons, Rebates, and Discounts,” which addresses both the accounting for sales subject to rebates and revenue sharing arrangements as well as coupon costs and discounts. The Company adopted EITF No. 00-14 effective June 30, 2001. Coupon and consumer rebate sales incentives are now recognized as a reduction in net sales, rather than as expense. The impact of adopting this consensus reduced both net sales and advertising expense by $94 and $117, in fiscal years 2000 and 1999, respectively, and prior years have been restated to reflect these changes.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 will apply to all business combinations that the Company enters into after June 30, 2001, and eliminates the pooling-of-interests method of accounting. SFAS No. 142 eliminates the amortization of goodwill and intangible assets having indefinite lives and requires that annual reviews for impairment be made for such assets on a “fair value basis.” Intangible assets with definitive lives will continue to be amortized. This standard applies to all goodwill and intangible assets acquired after June 30, 2001, as well as goodwill and intangible assets existing at that date. The new standard will require the Company to review its goodwill and intangible assets to determine which assets will cease being amortized and which assets may require a change in their amortizable lives; and to assess potential impairment testing on a “fair value basis.” The Company is currently reviewing the new standards and adopted the new standards effective July 1, 2001. The Company has not determined the effect on earnings of the provision to cease amortization of goodwill, nor has it completed the required tests for impairment. The Company had net brands, trademarks, patents and other intangibles of $1,574 at June 30, 2001, and had related amortization expense of $60, $55 and $61 in fiscal years 2001, 2000, and 1999 respectively.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of money market and other high quality instruments with an initial maturity of three months or less. Such investments are stated at cost, which approximates market value.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost for the majority of the domestic inventories, excluding former First Brands businesses, is determined on the last-in, first-out (LIFO) method. The cost method for all other inventories, including former First Brands businesses, is determined on the first-in, first-out (FIFO) method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

1.  Significant Accounting Policies (Continued)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over estimated useful lives generally ranging from 3-40 years. Carrying values are reviewed periodically for possible impairment. If an impairment condition exists, an impairment is recorded based on estimates of fair value of assets.

BRANDS, TRADEMARKS, PATENTS AND OTHER INTANGIBLES

Brands, trademarks, patents and other intangible assets arising from transactions after October 30, 1970, are amortized over their estimated useful lives not to exceed 40 years. Carrying values are reviewed periodically for possible impairment. Impairment charges are recorded when appropriate based on estimates of fair value of assets.

CAPITALIZED SOFTWARE COSTS

The Company capitalizes significant costs incurred in the acquisition or development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees incurred in developing internal-use computer software once final selection of software is made. Costs incurred prior to the final selection are charged to expense. Capitalized software amortization expense was $18, $13 and $9, in fiscal years 2001, 2000 and 1999, respectively. The net book value of capitalized software costs included in other assets at June 30, 2001 and 2000 was $59 and $41, respectively.

FORWARD-PURCHASE FINANCING AGREEMENTS

In connection with the financing of an acquisition in Argentina in 1996 and the acquisition of the Brita water systems business in Canada in 1995, the Company entered into forward-purchase agreements with third parties. Under the terms of the forward-purchase agreements, the Company purchased preferred stock of certain of its foreign subsidiaries for future delivery from third parties with the right to acquire this preferred stock according to the terms of certain subscription agreements. The Brita forward-purchase agreement matured in June 2000, and the Argentine forward-purchase agreement matured in March 2001, and the third parties delivered the subsidiary preferred stock to the Company. At June 30, 2000, the Company’s Argentine forward purchase amount totaled $144 and was included in other current assets. The forward purchases of the preferred stock were accreted to redemption amounts on a straight-line basis over their five-year terms and the amount of accretion was included in other expense, net.

REVENUE RECOGNITION

Customer sales are recognized when revenue is realized and earned. The Company recognizes revenue when the risk and title passes to the customer, generally at the time of shipment. Customer sales are recorded net of allowances for estimated returns, trade promotions and other discounts, which are recognized as a deduction to sales at the time of sale.

The Company provides for an allowance for doubtful accounts based on historical experience and a review of its receivables. Receivables are presented net of an allowance for doubtful accounts of $(14) and $(12) at June 30, 2001, and 2000, respectively. The Company’s provision for doubtful accounts and deductions for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

1.  Significant Accounting Policies (Continued)

charge-offs of receivables were $(5) and $3, respectively in fiscal year 2001 and $(8) and $5, respectively in fiscal year 2000.

ADVERTISING

The Company expenses advertising costs as incurred.

INCOME TAXES

The Company uses the asset and liability method to account for income taxes, including recognition of deferred tax assets included in other current assets and liabilities for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Income tax expense is recognized currently for taxes payable on remittances of foreign earnings, while no provision for expense is made for taxes on foreign earnings that are deemed to be permanently reinvested. (see Note 14).

FOREIGN CURRENCY TRANSLATION

Local currencies are the functional currencies for most of the Company’s foreign operations. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average exchange rates during the year. Translation gains and losses and the effects of exchange rate changes on transactions designated as hedges of net foreign investments are reported in accumulated other comprehensive income or loss in stockholders’ equity. Deferred taxes are not provided on translation gains and losses where the Company expects that earnings of a foreign subsidiary are reinvested on a permanent basis. Transaction and foreign currency translation gains and losses where the U.S. dollar is the functional currency are included in other expense, net.

EARNINGS PER COMMON SHARE

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding each period. Diluted earnings per share is computed by dividing net earnings by the diluted weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution from common shares issuable through stock options, restricted stock, performance unit grants and share repurchase contracts.

DERIVATIVE INSTRUMENTS

The use of derivative instruments, principally swap, forward and option contracts, is limited to non-trading purposes and includes management of interest rate movements, foreign currency exposure and commodity exposure. Most interest rate swaps, commodity purchase and foreign exchange contracts are designated as fair-value or cash-flow hedges of fixed and variable rate debt obligations, raw material purchase obligations, foreign currency denominated debt instruments, or foreign currency denominated purchase obligations based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether or not overall risk is being reduced and (c) if there is correlation between the value of the derivative instrument and the underlying obligation. Effective July 1, 2000, changes in the fair value of such derivatives are recorded as either assets or liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

1.  Significant Accounting Policies (Continued)

in the balance sheet with an offset to current earnings or other comprehensive income, depending on whether the derivative is designated as a hedge transaction and the type of hedge transaction. For fair-value hedge transactions, changes in fair value of the derivative and changes in the fair value of the item being hedged are recorded in earnings. For cash-flow hedge transactions, changes in fair value of derivatives are reported as other comprehensive income and are recognized into earnings in the period or periods during which the hedge transaction effects earnings. The Company also has contracts with no hedging designations. These contracts are accounted for by adjusting the carrying amount of the contracts to market and recognizing any gain or loss in other income or expense.

The Company has policies with restrictions on the usage of derivatives, including a prohibition of the use of any leveraged instrument. Derivative contracts are entered into with several major credit worthy institutions, thereby minimizing the risk of credit loss. In the normal course of business, the Company employs practices and procedures to manage its exposure to changes in interest rates, foreign currencies and commodity prices using a variety of derivative instruments.

STOCK-BASED COMPENSATION

The Company continues to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Restricted stock awards are recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company’s stock at the end of each period. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to retain its current method of accounting as described above and has adopted the disclosure requirements of SFAS No. 123. (See Note 11).

RECLASSIFICATIONS

Certain reclassifications, including those related to the adoption of EITF No. 00-14, have been made to the prior years’ financial statements to conform to the current year’s presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

2.  Merger, Restructuring and Asset Impairment

Merger, restructuring and asset impairment charges were $59, $36 and $180 in fiscal years 2001, 2000 and 1999, respectively. Details of these costs through June 30, 2001 are as follows:

			Total Merger
			and	Asset
	Merger	Restructuring	Restructuring	Impairment	Total

Expense for the year:

June 30, 1999	$36	$53	$89	$91	$180

June 30, 2000	17	11	28	8	36

June 30, 2001	—	4	4	55	59

Total incurred through June 30, 2001	53	68	121	$154	$275

Payments for the year:

June 30, 1999	(31)	(35)	(66)

June 30, 2000	(17)	(18)	(35)

June 30, 2001	(5)	(4)	(9)

Total paid through June 30, 2001	(53)	(57)	(110)

Accrued restructuring as of June 30, 2001	$—	$11	$11

The $59 of restructuring and asset impairment charges in fiscal year 2001 reflects the results of the Company’s review of its operations, which was announced in December 2000. Restructuring and asset impairment for fiscal year 2001 include $34 for the write off of equipment no longer necessary due to changes in technology, elimination of redundancies and discontinued product lines, $15 for the closure of the Company’s Wrens, Ga., cat litter plant and the planned transfer of the Jonny Cat clay litter production to a third-party manufacturer, $7 for the write off of intangible assets and $3 for severance and other restructuring charges. The Company is continuing this operational review during the calendar year 2001, and anticipates incurring charges associated with actions that will streamline certain of the Company’s operations. The Company anticipates that additional restructuring, asset impairment and inventory write-offs will total approximately $100 and will be recognized when incurred. As of June 30, 2001, the Company has recognized $98, of which $59 has been recorded as restructuring and asset impairment, and $39, relating to inventory write-offs, has been included in cost of products sold.

The $36 of merger, restructuring and asset impairment charges in fiscal year 2000 include $23 incurred in connection with the merger of First Brands, $11 related to the restructuring of the Company’s Asia operations, and $2 recognized for the write down of property, plant and equipment related to the Company’s fire logs business. The Company restructured its Asia operations by moving to third-party distributors in various Asian countries. Asia restructuring activities included the reduction in employee headcount, the termination of lease obligations, charges for professional services and the write off of certain assets.

The $180 of merger costs in fiscal year 1999 includes $156 of merger, restructuring and asset impairment incurred in connection with the First Brands merger, and $24 for impairment and write down of certain insecticide brands and certain international assets. First Brands restructuring activities in fiscal year 1999 primarily related to the elimination of redundancies and the consolidation of administration and distribution

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

2.  Merger, Restructuring and Asset Impairment (Continued)

functions, the reduction in employee headcount primarily at the First Brands’ headquarters location in Danbury, Conn., and at sales offices, and the termination of lease and other contractual obligations.

3.  Businesses Acquired

The Company made acquisitions in fiscal years 2001, 2000 and 1999, which were accounted for by the purchase method as follows:

Acquisitions in fiscal year 2001 totaled $126. These acquisitions included the purchase for $122 (or $116, net of cash acquired) from Brita GmbH of the rights to the Brita trademark and other intellectual property in North and South America, an increase in the Company’s ownership from 50% to 100% in Brita Limited and Brita South America Inc. and certain other net assets. The Company also increased its ownership to 100% in its two joint ventures in Costa Rica previously 49% and 51% owned. The investments in Brita Limited, Brita South America Inc. and Costa Rica were previously accounted for under the equity method of accounting and are fully consolidated from the date of acquisition. Net assets acquired included net working capital assets of $11, property, plant and equipment of $9, and brands, trademarks and other intangibles of $121 to be amortized over estimated lives not to exceed 40 years, less the investment in the remaining interest for $15. Because the Company previously owned 50% to 51% in these equity investments, only the incremental equity and its underlying net book value of the net assets were adjusted to their fair value.

Acquisitions in fiscal year 2000 totaled $120. These acquisitions included the Bon Bril cleaning utensils business in Colombia, Venezuela and Peru, the Agrocom S.A. distribution business in Argentina, an increase in ownership to 100% in Clorox de Colombia S.A. (formerly Tecnoclor, S.A. and previously 72% owned), and the Astra rubber glove business purchased in Australia. Net assets, acquired at fair value, included net working capital assets of $6, property, plant and equipment of $12, and brands, trademarks and other intangibles of $94 to be amortized over estimated lives not to exceed 40 years. In addition, approximately $8 was paid to acquire minority interests in Clorox de Colombia S.A.

Acquisitions in fiscal year 1999 totaled $116. These acquisitions included the domestic purchase of the Handi Wipes and Wash’n Dri businesses and the international purchases of the Mistolin bleach and household cleaners business in Venezuela, the Homekeeper insecticide business in Korea, the Gumption household cleaner business in Australia, as well as a 12% increase in ownership in the Company’s joint venture in Colombia, Clorox de Colombia S.A. Approximately $105 of the acquisition cost has been allocated to brands, trademarks and other intangibles to be amortized over estimated lives not to exceed 40 years, with the remainder of $11 allocated to the fair value of other assets acquired.

Operating results of acquired businesses are included in the consolidated net earnings from the date of acquisition. All acquisitions were funded from cash provided by operations, long-term debt or commercial paper. In any year presented, the operating results of businesses acquired were not significant to the consolidated results.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

4.  Inventories

Inventories are comprised of the following:

	2001	2000

Finished goods and work in process	$219	$266

Raw materials and packaging	122	135

LIFO allowances	(11)	(10)

Allowances for obsolescence	(49)	(15)

Total	$281	$376

The LIFO method was used to value approximately 35% of inventory at June 30, 2001, and 39% at June 30, 2000. If the cost of LIFO inventories had been determined using the FIFO method, inventory amounts would have increased by approximately $11 at June 30, 2001, and $10 at June 30, 2000. The affect on earnings of the liquidation of any LIFO layers was not material for fiscal years ended June 30, 2001, 2000 and 1999.

Inventories at June 30 are presented net of an allowance for obsolescence as follows:

	2001	2000

Allowance for obsolescence at beginning of year	$(15)	$(8)

Provision for inventory obsolescence	(54)	(15)

Deductions for inventory write-offs	20	8

Allowance for obsolescence at end of year	$(49)	$(15)

Provision for inventory obsolescence totaling $54 and $15 was charged to cost of products sold during the fiscal years ended June 30, 2001, and 2000, respectively, and included charges of $39 in fiscal year 2001 that were related primarily to discontinued products, packaging, and unsuccessful product launches and charges of $4 in fiscal year 2000 that were related to the write down of the Company’s fire logs inventory to its net realizable value.

5.  Property, Plant and Equipment

The components of property, plant and equipment are as follows:

	2001	2000

Land and improvements	$93	$91

Buildings	448	418

Machinery and equipment	1,333	1,313

Construction in progress and other	97	135

	1,971	1,957

Less accumulated depreciation	(925)	(878)

Net	$1,046	$1,079

Depreciation expense was $134 in fiscal year 2001, $121 in fiscal year 2000 and $115 in fiscal year 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

6.  Brands, Trademarks, Patents and Other Intangibles

The components of brands, trademarks, patents and other intangibles are as follows:

	2001	2000

Brands and trademarks	$1,849	$1,771

Patents and other intangibles	340	320

	2,189	2,091

Less accumulated amortization	(615)	(555)

Net	$1,574	$1,536

At June 30, 2001, and 2000, respectively, brands and trademarks totaling $1,591 and $1,484 are amortized over 40 years, $61 and $39 are amortized over 30 years, $152 and $202 are amortized over 20 years and $3 and $4 are amortized over 10 years. Amounts totaling $42 relating to transactions prior to October 31, 1970 are not amortized. Patents and other intangibles are amortized over lives ranging from 2 to 20 years.

7.  Accrued Liabilities

Accrued liabilities consist of the following:

	2001	2000

Accrued sales promotion	$123	$106

Other accrued taxes	173	110

Other	140	171

Total	$436	$387

8.  Debt

Notes and loans payable includes the following:

	2001	2000

U.S. dollar commercial paper	$—	$377

Canadian dollar denominated commercial paper	105	236

Notes payable and other	12	155

Total	$117	$768

At June 30, 2001 and 2000 the Company had $105 and $236, respectively, of Canadian dollar denominated commercial paper that was fully hedged by a forward currency contract.

The weighted average interest rate for notes and loans payable was 6.1%, 6.4% and 5.2% for fiscal years 2001, 2000 and 1999, respectively. The carrying value of notes and loans payable at June 30, 2001 and 2000 approximates fair value of such debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

8.  Debt (Continued)

Long-term debt includes the following:

	2001	2000

Senior unsecured notes and debentures:

6.125%, due February 2011	$301	$—

8.8%, due July 2001	200	200

7.25%, due March 2007	150	150

Preferred interest transferable securities, due July 2003, with a preferred dividend rate of 4.6% as amended January 2001	200	200

Industrial revenue bond, due October 2003, interest at bond market association index, secured by manufacturing facility in Belle, Missouri	13	13

Foreign bank loans	23	32

Total long-term debt	887	595

Current maturities of long-term debt	(202)	(5)

Long-term debt	$685	$590

The weighted average interest rate on long-term debt was 6.3%, 6.4%, 6.5% for fiscal years 2001, 2000 and 1999, respectively. The estimated fair value of long-term debt and related carrying value at June 30, 2001, and 2000 is $696 and $685, and $600 and $590, respectively.

At June 30, 2001 the Company had the following interest rate swaps:

	Notional	Interest Rate
	Principal			Variable
Maturity Dates	Amount	Paid	Received	Rate Index

February 2011	$100	6.125%	6.125%	3 month LIBOR

July 2001	50	4.01%	6.26%	12 month LIBOR

July 2003	200	3.71%	5.78%	3 month LIBOR

Certain of the Company’s unsecured notes, debentures and credit agreements contain restrictive covenants and limitations, the most restrictive of which limits certain sale and leaseback transactions to the greater of $100 or 15% of the Company’s consolidated net tangible assets, and requires a minimum net worth, as defined, of $704. The Company is in compliance with all restrictive covenants and limitations at June 30, 2001.

The Company has credit agreements of $800 that expire on various dates through April 2002. There are no borrowings under any of these agreements, which are available for general corporate purposes and to support additional commercial paper issuance. These agreements also require the maintenance of a minimum net worth of $704.

Long-term debt maturities as of June 30, 2001 are $202, $2, $215, $2, $2 and $464 in fiscal years 2002, 2003, 2004, 2005, 2006 and thereafter, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

9.  Fair Value of Financial Instruments

The estimated fair values of the Company’s derivative instruments are summarized below as of June 30:

	2001		2000

		Fair		Fair
	Notional	Value	Notional	Value

Derivative Instruments

Debt-related contracts	$350	$—	$261	$(11)

Foreign exchange contracts	335	(1)	500	(3)

Commodity contracts	126	5	146	17

Commodity option contract	46	(1)	69	(3)

The Company utilizes derivative instruments, principally swaps, forward contracts and options to enhance its ability to manage risk, including interest rates, foreign currency fluctuations, commodity price changes and share repurchase obligations, which exist as part of its ongoing business operations. These contracts hedge transactions and balances for periods consistent with the related exposures and do not constitute investments independent of these exposures. The Company is not a party to any leveraged contracts.

Most interest rate swap, commodity purchase and foreign exchange contracts are designated as fair-value or cash-flow hedges of fixed and variable rate debt obligations, raw material purchase obligations, foreign currency-denominated debt instruments, or foreign currency-denominated purchase obligations. The estimated fair values of the interest rate swap, commodity purchase and foreign exchange contracts are calculated based on market rates. These values represent the estimated amounts that the Company would pay or receive to terminate the contracts. The Company also holds a commodity purchase contract at June 30, 2001 and 2000 and held Argentine foreign currency contracts at June 30, 2000 with no hedging designations. These contracts are accounted for by adjusting the carrying amount of the contracts to market, and recognizing any gain or loss in other income or expense.

Interest rate swap agreements are used to manage interest rate exposure and to achieve a desired proportion of variable and fixed rate debt. The Company also has a Deutsche mark-denominated financing arrangement. The Company manages its interest rate and Deutsche mark exposures through a series of swaps with notional amounts totaling $200 to eliminate foreign currency exposure risks and to effectively convert the Company’s 4.6% fixed Deutsche mark obligation to a floating U.S. dollar rate of 90 day LIBOR less 133 basis points, as amended in January 2001. The terms of the swap agreements match the terms of the underlying debt.

The Company uses foreign exchange contracts, including forward currency contracts and swap contracts, to hedge existing foreign exchange exposures. Foreign currency contracts require the Company, at a future date, to either buy or sell foreign currency in exchange for U.S. dollars and other currencies. Such currency contracts existed at June 30, 2001 and 2000 for Canadian dollars and certain other currencies. Contracts outstanding as of June 30, 2001 will mature over the next year.

The Company uses commodity futures contracts to fix the price on a portion of its raw material purchase requirements and swap contracts to hedge the market risk of diesel fuel included as part of carrier contracts. Contract maturities are correlated to actual purchases, and contract gains and losses are reflected as adjustments of the cost of the related item. The Company also uses swap contracts and an option contract to fix the price and to stabilize partially the cost of its polyethylene resin requirements. These contracts cover a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

9.  Fair Value of Financial Instruments (Continued)

portion of the Company’s domestic resin requirements. The Company’s commodity contracts have maturities until December 2006. All hedges accorded hedge accounting treatment are considered highly effective.

The carrying values of cash, short-term investments, accounts and notes receivable, accounts payable, forward purchase financing agreements and other derivative instruments approximate their fair values at June 30, 2001 and 2000. The Company has used market information for similar instruments and applied judgment in estimating fair values. See Note 8 for fair values of notes and loans payable and long-term debt.

Exposure to counterparty credit risk is considered low because these agreements have been entered into with major credit-worthy institutions with strong credit ratings, and they are expected to perform fully under the terms of the agreements.

10.  Stockholders’ Equity

On July 20, 1999, the Company’s Board of Directors authorized a 2-for-1 split of its common stock, effective August 23, 1999, in the form of a stock dividend for stockholders of record at the close of business on July 30, 1999. All share and per share amounts in the accompanying consolidated financial statements have been restated for the stock split.

On November 17, 1999, the stockholders approved an amendment of the Company’s Certificate of Incorporation to increase the authorized capital of the Company to consist of 750,000,000 shares of common stock and 5,000,000 shares of preferred stock, each with a par value of $1.00 per share. No shares of the preferred stock have been issued.

Treasury share purchases and related premiums were $10 in fiscal year 2001, $135 (or 3,123,000 shares) in fiscal year 2000 and $33 (or 800,000 shares) in fiscal year 1999. Purchases made in fiscal year 2000 were under a common stock repurchase and hedging program authorized in August 1999 by the Board of Directors. The purpose of that program was to reduce or eliminate dilution when shares are issued in accordance with the Company’s various stock compensation plans. Prior to August 1999, the Company had canceled a prior share repurchase and hedging program (previously authorized in September 1996 by the Board of Directors to offset the dilutive effects of employee stock exercises) when it merged with First Brands. Purchases made in fiscal year 1999 were under the share repurchase and hedging program authorized in September 1996. In August 2001, the Company’s Board of Directors authorized the Company to repurchase up to $500 of the Company’s common stock over a two to three-year period. This program is in addition to the program approved in August 1999.

At June 30, 2001 the Company had three share repurchase agreements totaling approximately $246, whereby the Company contracted for future delivery of 2,260,000 shares each on September 15, 2002 and on September 15, 2004, at a strike price of $43 per share, and for future delivery of 1,000,000 shares on November 1, 2003 at a strike price of $51.70 per share.

Accumulated other comprehensive net losses included translation gains and losses incurred in connection with the Company’s foreign operations, changes in the valuation of certain of the Company’s derivative contracts, and minimum pension liability adjustments (refer to Note 15).

The Company has various employee performance unit and restricted stock programs. Restricted stock awards are recorded as compensation cost over the requisite vesting periods based on the market value on the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

10.  Stockholders’ Equity (Continued)

date of grant. Compensation cost for shares issued under performance share plans is recorded based upon the current market value of the Company’s stock at the end of each period. Compensation costs are amortized over vesting periods ranging from one to four years. Unearned compensation cost on these programs is shown as a reduction to stockholder’s equity.

11.  Stock Compensation Plans

At June 30, 2001, the Company had various non-qualified stock-based compensation programs which include stock options, performance units and restricted stock awards. The Company’s various stock options plans, which include the pre-merger plans of First Brands, provide for the granting of stock options to officers, key employees and directors. The 1996 Stock Incentive Plan (“1996 Plan”) and the 1993 Directors’ Stock Option Plan are the only plans with stock option awards currently available for grant. The 1996 Plan, the 1993 Directors’ Stock Option Plan and prior plans have shares exercisable at June 30, 2001. The Company is authorized to grant options for up to 14 million common shares under the 1996 Plan, of which 6 million common shares are remaining. Effective July 1, 2001, the Board authorized and reserved for issuance an additional 11.5 million common shares under the 1996 Plan, subject to shareholder approval. Options outstanding under the Company’s plans (except First Brands options which became exercisable upon the merger) have been granted at prices which are either equal to or above the market value of the stock on the date of grant, vest over a one to seven-year period, and expire no later than ten years after the grant date.

The status of the Company’s stock option plans at June 30, 2001 is summarized below:

	Number	Weighted Average
	of Shares	Exercise Price

	(in thousands)

Outstanding at June 30, 1998	12,440	$21

Granted	4,590	60

Exercised	(3,174)	20

Cancelled	(216)	35

Outstanding at June 30, 1999	13,640	34

Granted	3,104	40

Exercised	(1,381)	20

Cancelled	(301)	44

Outstanding at June 30, 2000	15,062	36

Granted	3,077	36

Exercised	(1,077)	19

Cancelled	(3,367)	62

Outstanding at June 30, 2001	13,695	$31

Options exercisable at:

June 30, 2001	8,570	$26

June 30, 2000	7,687	21

June 30, 1999	7,618	19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

11.  Stock Compensation Plans (Continued)

The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for options granted under the plans. Accordingly, no compensation expense has been recognized. If compensation expense for the Company’s various stock option plans had been determined based upon fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” then the Company’s pro-forma net earnings, basic and diluted earnings per common share would have been $286, $1.21 and $1.19, respectively in fiscal year 2001; $373, $1.58 and $1.56, respectively in fiscal year 2000; and $235, $1.00 and $0.98, respectively in fiscal year 1999. The pro forma effects of applying SFAS No. 123 are not indicative of future amounts because this statement does not apply to awards granted prior to fiscal year 1996.

The weighted average fair value per share of each option granted during fiscal years 2001, 2000 and 1999, estimated on the grant date using the Black-Scholes option pricing model, was $12.76, $12.43 and $13.16, respectively.

The following assumptions were used to estimate the fair value of the fiscal years 2001, 2000 and 1999 option grants:

	2001	2000	1999

Dividend yield	2.28%	1.80%	1.30%

Expected volatility	38.9%	36.5%	29.5%

Risk-free interest rate	4.6% to 6.5%	5.7% to 6.8%	4.4% to 5.7%

Expected life	4 to 5 years	3 to 6 years	3 to 6 years

Summary information about the Company’s stock options outstanding at June 30, 2001 is as follows (number of shares in thousands):

		Weighted
Range of		Average	Weighted		Weighted
Exercise	Options	Contractual	Average	Options	Average
Price	Outstanding	Periods in Years	Exercise Price	Exercisable	Exercise Price

$10-$21	4,026	3.5	$17	4,026	$17
22- 33	1,675	5.0	24	1,657	24
33- 44	6,916	8.4	37	2,478	37
45- 55	475	7.9	52	405	53
56- 67	603	7.9	67	4	58

$10-$67	13,695	6.5	$31	8,570	$26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

12.  Leases

The Company leases transportation equipment and various manufacturing, warehousing and office facilities. Most leases are classified as operating leases and will expire over the next 15 years. The following is a schedule by year of future minimum rental payments required under the operating lease agreements:

Future
Minimum
Fiscal Year	Rental Payments

2002	$33

2003	23

2004	15

2005	11

2006	8

Thereafter	20

Total	$110

Rental expense was $50 in fiscal year 2001, $49 in fiscal year 2000 and $36 in fiscal year 1999.

Space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring in 2008. Future minimum rentals to be received total $3 and do not exceed $1 in any one year.

13.  Other Expense — Net

The components of other (income) expense, net are:

	2001	2000	1999

Amortization of goodwill and intangibles	$60	$55	$61

Equity in earnings of affiliates	(16)	(17)	(24)

Interest income	(10)	(10)	(7)

Other — net	2	(4)	(6)

Total	$36	$24	$24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

14.  Income Taxes

Income tax expense consists of the following:

	2001	2000	1999

Current

Federal	$159	$193	$175

State	24	25	25

Foreign	19	25	13

Total current	202	243	213

Deferred

Federal	(40)	(11)	(26)

State	(2)	—	(2)

Foreign	1	(4)	(1)

Total deferred	(41)	(15)	(29)

Total expense (net of tax benefit of $1 on cumulative effect of change in accounting principle in fiscal year 2001)	$161	$228	$184

The components of income before income taxes are as follows:

	2001	2000	1999

United States	$435	$568	$422

Foreign	49	54	8

Total income before income taxes	$484	$622	$430

Income taxes receivable at June 30, 2001 was $3 and is included in other current assets.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate follows:

	2001	2000	1999

Statutory federal tax rate	35.0%	35.0%	35.0%

State taxes (net of federal tax benefits)	2.9	2.7	3.0

Merger-related costs	—	—	5.9

Adjustment to prior year tax accruals	(3.3)	—	—

Other differences	(1.3)	(1.0)	(1.1)

Effective tax rate	33.3%	36.7%	42.8%

Applicable U.S. income and foreign withholding taxes have not been provided on approximately $195 of undistributed earnings of foreign subsidiaries at June 30, 2001. Accumulated undistributed earnings of foreign subsidiaries are considered permanently reinvested and are not subject to such taxes.

The tax benefit for tax deductions related to the Company’s stock option plans are recorded as an increase to equity when realized. In fiscal years 2001, 2000 and 1999, the Company realized tax benefits of approximately $9, $14 and $29, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

14.  Income Taxes (Continued)

Deferred income tax assets (liabilities) at June 30 result from the tax effects of the following temporary differences:

	2001	2000

Deferred Taxes — Current

Safe harbor lease agreements	$(2)	$(3)

Merger and restructuring costs	—	5

Tax credit carryforwards	11	—

Net operating loss carryforwards	—	2

Other, net	17	23

Subtotal	26	27

Valuation allowance	—	(2)

Total current	26	25

Deferred Taxes — Noncurrent

Amortization and depreciation	(195)	(183)

Safe harbor lease agreements	(13)	(13)

Unremitted foreign earnings	(2)	(33)

Post employment benefits	37	29

Merger and restructuring costs	18	18

Income previously recorded for book purposes	(22)	(19)

Tax credit carryforward	4	—

Net operating loss carryforwards	38	27

Other, net	16	10

Subtotal	(119)	(164)

Valuation allowance	(28)	(27)

Total noncurrent	(147)	(191)

Deferred tax liabilities — net	$(121)	$(166)

As of June 30, 2001, the Company had foreign tax credit carryforwards of $15 and foreign net operating loss carryforwards of $30 with expiration dates from 2002 to 2011. Additionally, foreign net operating loss carryforwards of $8 may be carried forward indefinitely. Realization depends on generating sufficient taxable income before expiration of the loss carryforwards. The valuation allowance at June 30, 2001 and 2000 was $28 and $29, respectively, and was provided to reduce such deferred tax assets to the amounts considered realizable. Details of the valuation allowance at June 30 are as follows:

	2001	2000

Valuation allowance at beginning of year	$(29)	$(18)

Income tax expense	1	(11)

Valuation allowance at end of year	$(28)	$(29)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

15.  Employee Benefit Plans

RETIREMENT INCOME PLANS

The Company has qualified and non-qualified defined benefit plans that cover substantially all of the Company’s domestic employees and certain of its international subsidiaries. Benefits are based on either employee years of service and compensation or a stated dollar amount per year of service. Except for its Canadian plan, the Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of stocks and bonds.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Supplemental Executive Retirement Plan which had an accumulated benefit obligation in excess of plan assets was $34, $28 and $23, respectively, as of June 30, 2001 and $35, $28 and $27, respectively, as of June 30, 2000.

RETIREMENT HEALTH CARE

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The health care plans were amended in fiscal year 2001 to limit the Company’s contribution to certain levels for non-union retirees. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are unfunded, and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (“APBO”) was 12% for fiscal years 2001 and 2002. These rates were assumed to gradually decrease to 5.5% for 2008-2009 and remain at that level for years thereafter. Changes in these rates can have a significant effect on amounts reported. A one percentage point increase in the trend rates would increase the June 30, 2001 APBO by $2 and increase the fiscal year 2001 expense by less than $1. A one percentage point decrease in the trend rates would decrease the June 30, 2001 APBO by $2 and decrease the fiscal year 2001 expense by less than $1.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

15.  Employee Benefit Plans (Continued)

Summarized information for the Company’s retirement income and health care plans are as follows:

			Retirement
	Retirement Income Plans		Health Care

	2001	2000	2001	2000

Change in benefit obligations

Benefit obligation at beginning of year	$252	$247	$79	$77

Service cost	9	10	2	3

Interest cost	20	19	5	5

Plan amendments	4	—	(14)	—

Reduction in prior service cost due to remeasurement	—	2	—	—

Actuarial (gain) or loss	18	(6)	9	(2)

Benefits paid	(20)	(20)	(5)	(4)

Benefit obligation at end of year	283	252	76	79

Change in plan assets

Fair value of assets at beginning of year	327	324	—	—

Actual return on plan assets	(26)	23	—	—

Employee contribution	4	—	—	—

Employer contribution	—	—	5	4

Benefits paid	(20)	(21)	(5)	(4)

Fair value of plan assets at end of year	285	326	—	—

Funded (unfunded) status	2	74	(76)	(79)

Unrecognized transition obligation	—	—	—	7

Unrecognized prior service cost	(8)	(9)	(5)	2

Unrecognized (gain) or loss	29	(49)	1	(8)

Prepaid or (accrued) benefit cost	$23	$16	$(80)	$(78)

Amount recognized in the balance sheets consists of:

Prepaid benefit cost	$27	$31	$—	$—

Accrued benefit liability	(7)	(15)	(80)	(78)

Accumulated other comprehensive income	3	—	—	—

Net amount recognized	$23	$16	$(80)	$(78)

	2001	2000	2001	2000

Weighted-average assumptions as of June 30:

Discount rate	7% to 7.5%	6% to 8.25%	7.50%	8.25%

Long-term rate of compensation increase	3.5% to 7.5%	3% to 8.25%	N/A	N/A

Long-term rate of return on plan assets	8% to 9.5%	7% to 9.5%	N/A	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

15.  Employee Benefit Plans (Continued)

	Retirement			Retirement
	Income Plans			Health Care

	2001	2000	1999	2001	2000	1999

Components of net periodic benefit cost

Service cost	$9	$10	$12	$2	$3	$3

Interest cost	20	19	19	5	5	5

Expected return on plan assets	(31)	(30)	(26)	—	—	—
Amortization of unrecognized items

Transition obligation or (asset)	—	(2)	(2)	1	1	1

Prior service cost	(1)	(1)	—	—	—	—

Net (gain) or loss	(3)	(3)	3	—	(1)	—

Total net periodic benefit cost or (income)	(6)	(7)	6	8	8	9

Total benefits and curtailment (gains) or losses	—	(1)	1	—	—	1

Termination benefits related to First Brands merger	—	—	6	—	—	—

Total expense (income)	$(6)	$(8)	$13	$8	$8	$10

The $1 curtailment gain in fiscal year 2000 relates to the closure of certain facilities associated with the First Brands merger. The $7 cost of termination benefits and curtailment losses in fiscal year 1999 relates to termination benefits related to the First Brands merger and the closure of certain facilities. Employee termination expense related to the First Brands merger in fiscal year 1999 was charged to merger, restructuring and asset impairment costs.

The Company has defined contribution plans for most of its domestic employees not covered by collective bargaining agreements. The cost of those plans is based on either the Company’s profitability and/or participants’ deferrals. The aggregate cost of the defined contribution plans was $4 in fiscal year 2001, $16 in fiscal year 2000 and $21 in fiscal year 1999.

16.  Industry Segment Information

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the chief operating decision makers. The operating segments include:

•	U.S. Household Products and Canada: Includes cleaning, bleach and other home care products, and water filtration products, and all products marketed in Canada.

•	U.S. Specialty Products: Includes charcoal, automotive care, cat litter, insecticides, food products, professional products and the food storage and disposal categories.

•	International Operations: Includes operations outside the United States and Canada.

The table below represents operating segment information. Operating segment net sales information for fiscal years ended June 30, 2000 and 1999 has been restated to conform to the current year’s presentation of sales,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

16.  Industry Segment Information (Continued)

net of coupon costs (See Note 1). Previously coupons were included in advertising expense. Intersegment sales are insignificant.

		U.S. Household	U.S.		Corporate
	Fiscal	Products &	Specialty		Interest &	Total
	Year	Canada	Products	International	Other	Company

Net sales	2001	$1,521	$1,778	$604	—	$3,903
	2000	1,570	1,791	628	—	3,989
	1999	1,499	1,785	602	—	3,886

Earnings before income taxes and	2001	470	466	84	$(533)	487
cumulative effect of change in	2000	500	506	81	(465)	622

accounting principle	1999	510	469	60	(609)	430

Identifiable assets	2001	959	1,340	1,032	664	3,995
	2000	1,048	1,510	1,084	711	4,353
	1999	1,322	1,220	970	620	4,132

Capital expenditures	2001	37	57	31	67	192
	2000	49	52	21	36	158
	1999	59	64	23	30	176

Depreciation and amortization	2001	55	75	42	53	225
	2000	48	69	36	48	201
	1999	45	68	38	51	202

Interest expense	2001	—	—	—	88	88
	2000	—	—	—	98	98
	1999	—	—	—	97	97

Corporate, interest and other includes certain non-allocated administrative costs, goodwill amortization, interest income, interest expense, and other income and expense. Corporate interest and other also includes merger, restructuring and asset impairment costs and related inventory write-offs totaling $98, $40 and $188 in fiscal years 2001, 2000 and 1999, respectively. Merger, restructuring and asset impairment costs were $59, $36 and $180, and inventory write-offs were $39, $4 and $8 in fiscal years 2001, 2000 and 1999, respectively. Had the Company allocated these charges by segment, the amounts allocated would have been as follows: U.S. Household Products & Canada, $30 in fiscal year 2001; U.S. Specialty Products, $57 in fiscal year 2001, $6 in fiscal year 2000 and $15 in fiscal year 1999; International, $11 in fiscal year 2001, $11 in fiscal year 2000 and $17 in fiscal year 1999; and Corporate, interest and other, $23 in fiscal year 2000 and $156 in fiscal year 1999. Corporate assets include cash, marketable securities, the Company’s headquarters and research and development facilities.

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 20%, 19% and 19% of consolidated net sales in fiscal years 2001, 2000 and 1999, respectively. No other customer exceeded 5% of net sales in any year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

17.  Commitments and Contingent Liabilities

The Company has obligations to certain suppliers to purchase raw materials, at various prices for estimated annual requirements for periods through September 2010. Estimated purchase commitments based on estimated annual requirements and current market prices do not exceed $6 in any year for the next 5 years.

The Company is subject to various lawsuits and claims, which include contract disputes, environmental issues, product liability, patent and trademark matters, advertising and taxes. Although the results of litigation cannot be predicted with certainty, it is the opinion of management, after consultation with counsel, that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

18.  Earnings per Share

A reconciliation of the weighted average number of common shares outstanding (in thousands) used to calculate basic and diluted earnings per share is as follows:

	2001	2000	1999

Basic	236,149	236,108	235,364

Stock options and other	3,334	3,506	4,638

Diluted	239,483	239,614	240,002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

19.  Quarterly Data (Unaudited)

The Company’s quarterly data is as follows:

	Quarters Ended

	September 30	December 31	March 31	June 30	Total Year(4)
In millions, except per-share amounts.
Fiscal year ended June 30, 2001

Net Sales(1)	$963	$876	$962	$1,102	$3,903

Cost of Products Sold	549	525	584	662	2,319

Earnings before cumulative effect of change in accounting principle	$100	$64	$79	$81	$325

Cumulative effect of change in accounting principle	(2)	—	—	—	(2)

Net Earnings(2),(3)	$98	$64	$79	$81	$323

Per Common Share
Basic

Earnings before cumulative effect of change in accounting principle	$0.43	$0.27	$0.33	$0.34	$1.38

Cumulative effect of change in accounting principle	(0.01)	—	—	—	(0.01)

Net Earnings	$0.42	$0.27	$0.33	$0.34	$1.37
Diluted

Earnings before cumulative effect of change in accounting principle	$0.42	$0.27	$0.33	$0.34	$1.36

Cumulative effect of change in accounting principle	(0.01)	—	—	—	(0.01)

Net Earnings	$0.41	$0.27	$0.33	$0.34	$1.35

Dividends	0.21	0.21	0.21	0.21	0.84
Market Price (NYSE)

High	$45.88	$48.63	$37.40	$36.18	$48.63

Low	33.44	28.38	30.15	29.95	28.38

Year-end					33.85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Clorox Company

Years Ended June 30, 2001, 2000 and 1999

(Millions of Dollars, Except Share and Per-Share Amounts)

19.  Quarterly Data (Unaudited — Continued)

	Quarters Ended

	September 30	December 31	March 31	June 30	Total Year(4)
In millions, except per-share amounts.
Fiscal year ended June 30, 2000

Net Sales(1)	$918	$930	$1,009	$1,132	$3,989

Cost of Products Sold	517	535	573	625	2,250

Net Earnings(2),(3)	87	76	106	125	394
Per Common Share
Net Earnings

Basic	$0.37	$0.32	$0.45	$0.53	$1.67

Diluted	0.36	0.32	0.44	0.52	1.64

Dividends	0.20	0.20	0.20	0.20	0.80
Market Price (NYSE)

High	$58.25	$56.00	$56.38	$47.00	$58.25

Low	37.56	37.50	29.06	32.38	29.06

Year-end					44.81

(1)	Coupon costs, previously reported as part of advertising expense, are now included in net sales. Net sales and advertising expense for prior periods have been restated to conform to the current presentation.

(2)	The Company expenses advertising costs as incurred, although costs incurred during interim periods are generally expensed ratably in relation to revenues.

(3)	Net earnings for the second, third and fourth quarters of fiscal year 2001 include the effect of restructuring and asset impairment charges of $4, $23 and $32, respectively. Net earnings for the first, second, third and fourth quarters of fiscal year 2000 include the effect of restructuring and asset impairment charges of $2, $6, $13 and $15, respectively.

(4)	Due to rounding, totals for the year may not equal the sum of the quarterly amounts.

RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

The Company’s management is responsible for the preparation of the accompanying consolidated financial statements and for their content as well as other information contained herein. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include amounts which are based on management’s best estimates and judgments.

The Company maintains a system of internal accounting controls that includes selection and development of employees, division of duties, and written accounting and operating policies and procedures augmented by a continuing internal audit program. Although there are inherent limitations to the effectiveness of any system of accounting controls, the Company believes that its system provides reasonable, but not absolute, assurance that its assets are safeguarded from unauthorized use or disposition and that its accounting records are sufficiently reliable to permit the preparation of financial statements that conform in all material respects with accounting principles generally accepted in the United States of America.

The Company has retained Deloitte & Touche LLP, independent public accountants, to audit the financial statements. Their accompanying report is based on an examination conducted in accordance with auditing standards generally accepted in the United States of America, which includes a review of the Company’s systems of internal control as well as tests of accounting records and procedures sufficient to enable them to render an opinion on the Company’s financial statements.

The Board of Directors has an audit committee composed of independent directors. The Committee meets periodically and independently throughout the year with management, internal auditors and the independent accountants to discuss the Company’s internal accounting controls, auditing and financial reporting matters. The internal auditors and independent accountants have unrestricted access to the audit committee.

INDEPENDENT AUDITORS’ REPORT

The Stockholders and Board of Directors of The Clorox Company:

We have audited the accompanying consolidated balance sheets of The Clorox Company and its subsidiaries (the “Company”) as of June 30, 2001 and 2000, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the fiscal years ended June 30, 2001, 2000 and 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2001 and 2000, and the results of its operations and its cash flows for the fiscal years ended June 30, 2001, 2000, and 1999 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Oakland, California

August 17, 2001

FIVE-YEAR FINANCIAL SUMMARY

The Clorox Company

Years ended June 30	2001	2000	1999	1998	1997

In millions, except share and per-share data.

OPERATIONS

Net sales(1)	$3,903	$3,989	$3,886	$3,762	$3,470

Cost of products sold	2,319	2,250	2,181	2,124	1,976

Operating expenses(1)	914	959	974	965	892

Other	124	122	121	114	84

Merger, restructuring and asset impairment	59	36	180	3	19

Total costs and expenses	3,416	3,367	3,456	3,206	2,971

Earnings before income taxes and cumulative effect of change in accounting principle	487	622	430	556	499

Income taxes	162	228	184	206	199

Earnings before cumulative effect of change in accounting principle	325	394	246	350	300

Cumulative effect of change in accounting principle	(2)	—	—	(7)	—

Net earnings	$323	$394	$246	$343	$300

Change in net sales	-2%	3%	3%	8%	10%

Change in net earnings	-18%	60%	-28%	14%	4%

COMMON STOCK
Weighted average shares (in thousands)

Basic	236,149	236,108	235,364	234,666	235,042

Diluted	239,483	239,614	240,002	239,540	239,346
Net earnings per common share
Basic

Earnings before cumulative effect of change in accounting principle	$1.38	$1.67	$1.05	$1.49	$1.27

Cumulative effect of change in accounting principle	(0.01)	—	—	(0.03)	—

Net Earnings	$1.37	$1.67	$1.05	$1.46	$1.27

Diluted

Earnings before cumulative effect of change in accounting principle	$1.36	$1.64	$1.03	$1.46	$1.25

Cumulative effect of change in accounting principle	(0.01)	—	—	(0.03)	—

Net Earnings	$1.35	$1.64	$1.03	$1.43	$1.25

Dividends per common share	$0.84	$0.80	$0.71	$0.63	$0.56

Stockholders’ equity per common share at end of year	$8.03	$7.62	$6.67	$6.32	$6.10

OTHER DATA

Property, plant and equipment — net	$1,046	$1,079	$1,054	$1,016	$948

Capital expenditures	192	158	176	190	161

Long-term debt	685	590	702	704	946

Total assets	3,995	4,353	4,132	4,065	3,799

Stockholders’ equity	1,900	1,794	1,570	1,473	1,430

Return on net sales	8.3%	9.9%	6.3%	9.1%	8.6%

Return on average stockholders’ equity	18.4%	23.4%	16.1%	23.9%	21.7%

(1)	Coupon costs, previously included in operating expenses, are now deducted from sales. Net sales and operating expenses for prior periods have been restated to conform to the current presentation.

Printed on Recycled Paper

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

P R O X Y	The undersigned, whose signature appears on the reverse, hereby appoints G.C. SULLIVAN, P.D. BEWLEY and K.M. ROSE, and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of Common Stock of The Clorox Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 28, 2001, and at any and all adjournments thereof, on all matters that may properly come before the meeting.

Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of items 1, 2, 3 and 4.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS, AND HELP THE COMPANY AVOID ADDITIONAL EXPENSE.

Δ Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope Δ

CLOROX HAS EXPANDED THE SERVICES AVAILABLE ON OUR SHAREHOLDER DIRECT LINE.

Call Shareholder Direct at (888) CLX-NYSE (259-6973) to access the following information:

Press 1	Delayed Stock Quote
Press 2	Dividend and Earnings Information
Press 3	News Releases
Press 4	Printed Materials Requests
Press 1 to request faxed press releases
Press 2 to request a mailing copy of available printed materials
Press 5	Shareholder Services
Press 1 to reach Clorox’s transfer agent
Press 2 to reach Clorox Investor Relations
Press 6	Frequently Asked Questions

Log on to www.clorox.com/investors to view many of these same items online or to request mailed materials.
You can also sign up for Clorox’s news by email service.

[X]	Please mark choices in blue or black ink as in this example

The Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR proposals 2, 3 and 4.

		FOR	WITHHELD	NOMINEES:				FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS (SEE LIST TO THE RIGHT)	[ ]	[ ]	01 Daniel Boggan, Jr. 02 Tully M. Friedman 03 Christoph Henkel 04 William R. Johnson	09 Jan L. Murley 10 Lary R. Scott 11 Michael E. Shannon 12 G. Craig Sullivan	2.	PROPOSAL TO REAPPROVE THE CLOROX COMPANY 1996 STOCK INCENTIVE PLAN, IN AN AMENDED FORM.	[ ]	[ ]	[ ]
				05 Robert W. Matschullat	13 C.A. (Al) Wolfe
For, except vote withheld from the following nominee(s):				06 Gary G. Michael 07 Dean O. Morton 08 Klaus Morwind		3.	PROPOSAL TO REAPPROVE THE CLOROX COMPANY 1996 EXECUTIVE INCENTIVE COMPENSATION PLAN, IN AN AMENDED FORM.	[ ]	[ ]	[ ]

						4.	PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP, CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2002.	[ ]	[ ]	[ ]

						Check this box if you have comments or a change of address and use the back of this card.				[ ]

						Check this box if you wish to attend and vote at the meeting. Please refer to the Notice of Annual Meeting for information on what documentation you must show to gain admission.				[ ]

SIGNATURE(S)	DATE

NOTE:	Your signature should conform with your name as printed above. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If stock is owned by a partnership or corporation, please indicate your capacity in signing the proxy. If stock is held in joint partnership, all co-owners must sign. Please sign, date and return promptly.

Δ Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope Δ

THE CLOROX COMPANY — ANNUAL MEETING — NOVEMBER 28, 2001

CLOROX OFFERS PHONE OR INTERNET VOTING
24 hours a day, 7 days a week

On a touch-tone phone, call toll-free 1-877-799-8683 (outside the United States, Canada, Puerto Rico and the U.S. Virgin Islands, call 201-536-8073). You will be prompted for the following.

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